As Filed with the Securities and Exchange Commission on February 14, 1997

                                                           Registration No. 333-
------------------------------------------------------------------------------
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    Form SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                               PATCOMM CORPORATION
                  --------------------------------------------
                 (Name of small business issuer in its charter)

            Nevada                  3663                      11-3124068
---------------------------     -----------------           -----------------
  (State or jurisdiction of     (Primary Standard           (I.R.S. Employer
incorporation or organization)   Classification           Identification No.)
                                  Code Number)

                              Patcomm Corporation
                              7 Flower Field, M100
                               St. James, NY 11780
                                 (516) 862-6511
          (Address and telephone number of principal executive offices)
                              ---------------------
                              7 Flower Field, M100
                               St. James, NY 11780
                    (Address of principal place of business)

 Copies of all communications to:          Copies of all communicatons to:
   Henry F. Schlueter, Esq.                      John E. Lawlor, Esq.
   Charles L. Borgman, Esq.                        Attorney at Law
  Schlueter & Associates, P.C.                     129 Third Street
  1050 17th St., Suite 1700                     Mineola, New York 11501
    Denver, Colorado 80265                         (516) 248-7700
       (303) 292-3883

                                 --------------
                                  Frank Delfine
                              7 Flower Field, M100
                               St. James, NY 11780
                                 (516) 862-6511
            (Name, address and telephone number of agent for service)
                           ---------------------------

                  Approximate date of proposed sale to public:
                  As soon as practicable after effective date.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [ X ]


                                     Calculation of Registration Fee
==========================================================================================================
                                          Amount                                               Amount of
Title of each class of securities         to be          Offering price        Agregate       registration
         to be  registered             registered         per unit (1)     offering price (1)     fee
----------------------------------------------------------------------------------------------------------
Common Stock                         1,265,000             $5.00           $   6,325,000         $1,917
Representative's Warrants              126,000             $0.0010         $      126.50         $    0
Common Stock (2)                       126,500             $6.00           $     759,000         $  230
----------------------------------------------------------------------------------------------------------
Total Registration Fee:                                                    $7,084,126.50         $2,147
==========================================================================================================
                                                                             (Footnotes on following page)

(1)  Estimated solely for the purpose of calculating the registration fee.
(2) Represents shares issuable upon exercise of the Representative's Warrants. Pursuant to Rule 416, there are also being registered such additional securities as may become issuable pursuant to the anti-dilution provisions of the Representative's Warrants.


                      -------------------------------------


The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.


                                          Cross Reference Sheet

Form SB-2
Item No.                                                                       Sections in Prospectus
--------                                                                       ----------------------

            Front of the Registration Statement and Outside Front
1           Cover of Prospectus. . . . . . . . . . . . . . . . . . . . .   CoverPage

2           Inside Front and Outside Back Cover Pages of
            Prospectus. . . . . . . . . . . . . . . . . . . . . . . . .    Inside Front Cover Pages (i)(ii); and Outside Back
                                                                           Cover Page

3           Summary Information and Risk Factors. . . . . . . . . . . .    Prospectus Summary; Risk Factors

4           Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . .   Prospectus Summary; Use of Proceeds

5           Determination of Offering Price. . . . . . . . . . . . . . .   Cover Page; Underwriting

6           Dilution. . . . . . . . . . . . . . . . . . . . . . . . . .    Risk Factors; Dilution

7           Selling Security Holders. . . . . . . . . . . . . . . . . .    Not Applicable

8           Plan of Distribution. . . . . . . . . . . . . . . . . . . .    Prospectus Summary; Underwriting

9           Legal Proceedings. . . . . . . . . . . . . . . . . . . . . .   Litigation

10          Directors, Executive Officers, Promoters and Control
            Persons. . . . . . . . . . . . . . . . . . . . . . . . . . .   Management

11          Security Ownership of Certain Beneficial Owners and            Principal Shareholders
            Management. . . . . . . . . . . . . . . . . . . . . . . . .

12          Description of Securities. . . . . . . . . . . . . . . . . .   Description of Securities

13          Interest of Named Experts and Counsel. . . . . . . . . . . .   Not Applicable

14          Disclosure of Commission Position on
            Indemnification for Securities Act Liabilities. . . . . . .    Statement as to Indemnification

15          Organization within Last Five Years. . . . . . . . . . . .     The Company; Management - Certain Transactions

16          Description of Business. . . . . . . . . . . . . . . . . . .   Prospectus Summary; Risk Factors; Business

17          Management's Discussion and Analysis or Plan of                Management's Discussion and Analysis of Financial
            Operation. . . . . . . . . . . . . . . . . . . . . . . . . .   Condition.and Results of Operations

18          Description of Property. . . . . . . . . . . . . . . . . . .   Business - Properties

19          Certain Relationships and Related Transactions. . . . . . . .  Management - Certain Transactions

20          Market for Common Equity and Related Stockholder               Market for Common Equity and Related Stockholder
            Matters. . . . . . . . . . . . . . . . . . . . . . . . . . .   Matters

21          Executive Compensation. . . . . . . . . . . . . . . . . . .    Management - Executive Compensation

22          Financial Statements. . . . . . . . . . . . . . . . . . . .    Index to Financial Statements

                                     -iii-


23          Changes In and Disagreements With Accountants on
            Accounting and Financial Disclosure. . . . . . . . . . . .     Not Applicable

24          Indemnification of Directors and Officers. . . . . . . . .     Indemnification of Directors and Officers

25          Other Expenses of Issuance and Distribution. . . . . . . .     Other Expenses of Issuance and Distribution

26          Recent Sales of Unregistered Securities. . . . . . . . . .     Recent Sales of Unregistered Securities

27          Exhibits. . . . . . . . . . . . . . . . . . . . . . . . . .    Exhibits

28          Undertakings. . . . . . . . . . . . . . . . . . . . . . . .    Undertakings


                                      -iv-

                               PATCOMM CORPORATION
                        1,265,000 Shares of Common Stock

     Patcomm Corporation (the "Company") is hereby offering a minimum of 1,000,000 shares (the "Minimum Offering") and a maximum of 1,265,000 shares (the "Maximum Offering") of Common Stock (the "Common Stock"), $0.001 par value, at a public offering price of $5.00 per share.

     Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that any market will develop or, if a market should develop, that it will continue. The public offering price of the Common Stock has been arbitrarily determined by the Company and Andrew Garrett, Inc., the representative (the "Representative") of the several underwriters (the "Underwriters") and bears no relationship to the Company's present assets, book value, earnings (as there are none), stockholders' equity, or any other statistical criterion of value. It is anticipated that the Common Stock will be traded on the National Association of Securities Dealers, Inc. Small Cap MarketSM ("NASDAQ") under the symbol "PCOM". See "Risk Factors--No Prior Public Market," "Market for Common Equity and Related Stockholder Matters," and "Underwriting."

     This offering should be considered only by persons who can afford the loss of their entire investment. See "Risk Factors."

                       ---------------------------------

                           THESE SECURITIES INVOLVE A
                 HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION.
                      (See "RISK FACTORS" and "DILUTION.")
                        ---------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
                      Assumed Price        Underwriting        Proceeds to
                        to Public         Commissions(1)      Company(1)(2)(3)
--------------------------------------------------------------------------------
Per Share                 $5.00               $0.50                $4.50
--------------------------------------------------------------------------------
Total Minimum          $5,000,000            $500,000            $4,500,000
--------------------------------------------------------------------------------
Total Maximum          $6,325,000            $632,500            $5,692,500
--------------------------------------------------------------------------------
(1) The Common Stock is being offered by the Underwriters on a "best efforts basis" for a period of 45 days from the date hereof, which period may be extended for additional periods not to exceed a total of 45 days by agreement among the Company and the Underwriters. Pending sale of the Minimum Offering, all proceeds will be held in escrow by European American Bank, a New York banking corporation (the "Escrow Agent") for this offering. Funds will be deposited in such escrow account no later than noon on the business day following receipt. In the event that the Minimum Offering is not sold within the 45-day offering period (unless extended), this offering will terminate and all funds will be returned promptly to subscribers by the Escrow Agent, without any deduction therefrom or interest thereon.
(2) Excludes (i) payment by the Company of a non-accountable expense allowance equal to 3% of the gross proceeds of the offering payable to the Representative on the closing date of this offering; and (ii) additional compensation to the Representative through the sale to the Representative, for nominal consideration of $100 ($126.50 if the Maximum Offering is sold), of warrants (the "Representative's Warrants") entitling the holder thereof to purchase 100,000 shares of Common Stock (126,500 shares if the Maximum Offering is sold), subject to adjustment, at a price of $6.00 per share (120% of the $5.00 per share offering price) for a period of four years commencing one year from the date of this Prospectus. The Company has agreed to indemnify the
                                         (Footnotes continued on following page)


                              ANDREW GARRETT, INC.
                The date of this Prospectus is ___________, 1997

     Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting other expenses payable by the Company estimated at $399,662 (minimum) to $439,413 (maximum), including, among others, registration and filing fees, professional fees, printing expenses, and the non-accountable expense allowance payable to the Representative which will range from $150,000 (minimum) to $189,750 (maximum). Total expenses of the offering, including underwriting commissions, should approximate $899,662($1,071,913 if the Maximum Offering is sold), for estimated net proceeds ("Estimated Net Proceeds") to the Company of $4,100,338 ($5,253,087, if the Maximum Offering is sold). See "Use of Proceeds" and "Underwriting."

     The shares of Common Stock are offered by the Underwriters subject to prior sale when, as, and if issued and delivered by the Company, and subject to the right of the Underwriters to reject any order in whole or in part, notwithstanding the tender of payment by check or otherwise. It is expected that delivery of certificates for the shares will be made on or about _________, 1997.

     The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C. a registration statement on Form SB-2 (herein, together with all amendments thereto, called the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus, which is a part of the Registration Statement, omits certain information contained in the Registration Statement. The Registration Statement and exhibits thereto may be examined free of charge and copied at the office of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Furthermore, copies of such materials can be obtained from the Public Reference Section of the Commission, Washington, D.C., at prescribed rates. References in this Prospectus to various documents, statutes, regulations, and agreements do not purport to be complete and are qualified in their entirety by reference to such documents, statutes, regulations, and agreements.

     The Company intends to furnish its shareholders with annual reports containing audited financial statements certified by independent accountants.

                                TABLE OF CONTENTS

                                                                    Page
                                                                    ----
PROSPECTUS SUMMARY............................................        4
RISK FACTORS..................................................        8
USE OF PROCEEDS...............................................       12
DIVIDEND POLICY...............................................       12
CAPITALIZATION................................................       13
DILUTION......................................................       14
SELECTED FINANCIAL DATA.......................................       16
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS...............       17
BUSINESS......................................................       19
MANAGEMENT....................................................       24
EXECUTIVE COMPENSATION........................................       25
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................       27
PRIOR OFFERINGS...............................................       27
PRINCIPAL SHAREHOLDERS........................................       28
MARKET FOR COMMON EQUITY AND
  RELATED STOCKHOLDER MATTERS.................................       29
DESCRIPTION OF SECURITIES.....................................       31
UNDERWRITING..................................................       32
LITIGATION....................................................       34
LEGAL MATTERS.................................................       34
EXPERTS.......................................................       34
ADDITIONAL INFORMATION........................................       35
STATEMENT AS TO INDEMNIFICATION...............................       35

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by more detailed information and the financial statements appearing elsewhere in this Prospectus. Unless the context otherwise requires, all references in this Prospectus to the "Company" refer to Patcomm Corporation. Except where otherwise indicated, all share and per share data in this Prospectus assume no exercise of the Representative's Warrants to purchase up to 126,500 shares of Common Stock and no issuance of shares of Common Stock under either the Company's Stock Option Plans or outstanding stock options or warrants.

                                   The Company

     Patcomm Corporation (the "Company") was organized under the laws of the State of Nevada on March 12, 1992. The Company is engaged in the development and marketing of a new line of products for the amateur radio communications market, incorporating a new architecture by which many traditional hardware functions are replaced by software. The Company has sold 21 units of its first product, the PC1610(TM) HF transceiver, placed one at no cost, and has circulated three units for experimentation with both operators and distributors. The Company recently completed the design and testing of its newer model transceiver, the model PC16000(TM), which is intended to replace the model PC1610(TM), and has begun to ship the PC16000(TM) in small quantities. See "Business--Products."

     The Company's executive offices are located at 7 Flower Field, M100, St. James, New York 11780. Its telephone number is (516) 862-6511.

     Development of the Company's Products and Business. In the early stages of amateur radio development, almost every station was made up of a separate receiver and transmitter. As technology evolved, the "transmitter" and
"receiver" were integrated into a single unit called the "transceiver." The introduction of the integrated circuit into the communications industry resulted in transceivers which could perform more functions for the same cost and which also were more compact. More recently, microcomputer technology has given birth to the "smart" transceiver. "Smart" is common jargon in the electronics industry for using software to perform logical functions in electronic equipment at high speeds. An important benefit of "smart" technology is that it generally results in lower cost.

     The Company's founders have developed a new architecture for transceiver design which advances the concept of integration by including a computer platform within the transceiver/receiver. This concept is called by the Company the Power Integration Principle or PIP(TM). Integrating a computer within the transceiver is a difficult task because a transceiver is designed to detect very low level electronic signals in the environment and a computer is (electronically) an extremely noisy device. Therefore, the integration of the computer and the transceiver presented a significant technological challenge to the Company's engineering staff. The Company has successfully solved the technological problems associated with integration of the computer and the transceiver through sophisticated engineering and design. To date, the Company's primary activities have been devoted to achieving this technological breakthrough. The Company is positioned to take advantage of its technology and commence the next major phase of its development, which is the marketing of its integrated transceiver and computer products.

     The Company's founders believe that in order for the Company to successfully market its products, those products must provide increased function at lower cost. Management of the Company believes that the Company's competitors in the amateur radio ("HAM") industry have historically added functions to their products at higher costs to the consumer, which is contrary to the trend in other areas of the consumer electronics industry. The Company's technology enables the Company to offer increased functions at lower cost per function. This can be expected to give the Company a competitive advantage, allowing the Company to gain market share and to become a significant force in the more than one billion dollar a year HAM radio industry.

     Many of the features incorporated in the Company's technology are based on simpler hardware accompanied by sophisticated software. The selected software and hardware residing on the common computerized "platform" will make up the "footprint" for the Company's various mainline products. The performance, cost, and model of the product depend on the variety and sophistication of each of the selected hardware and software features. Additional economic opportunities are available to the Company in the aftermarket as consumers add or update software and/or hardware to existing equipment.

     The new architecture developed by the Company will offer HAM operators (and eventually commercial users as well) an unusual combination of features: (i) a computerized platform common to all models designed to accept a software driven architecture; (ii) the ability to mix, upgrade, and/or add new features to existing equipment for maximum flexibility and/or expandability; (iii) special emphasis on user friendliness; and (iv) special capabilities such as a Morse code decoder that automatically converts code to text and text to code. These product characteristics rely significantly on the application of microprocessor and software technology that has not previously been introduced in the marketplace by established manufacturers.

     Management believes that intellectual property protection is an important element of the Company's strategy, and that patent protection is one method for defending the Company's products and market. Accordingly, the Company has chosen an entry point that would strategically give its products the greatest patent protection at an economical cost. The Company's initial patent employs an interesting and strategically exclusive feature, in that the Company makes the only transceiver that can be directly controlled by a computer keyboard. Other competitive products require that an external computer such as a PC be used in order to perform this function. The Company's approach will result in significant cost savings to the user, and is the subject of a recently granted (Company owned) U.S. Patent.

     The Company has not historically produced or sold any of its products in commercial quantities, although the Company has recently begun to ship its PC16000(TM) in quantities which are approaching commercial quantities. The proceeds of this offering will be used, in part, for production, testing, marketing, and selling the model 16000(TM).

     The Company's strategy for growth is to aggressively market its products to existing amateur radio enthusiasts making equipment upgrade purchases and to three significant categories of new entrants into amateur radio - younger users, new retirees, and handicapped individuals. See "Business--Market Strategy."

                                  The Offering

Securities Offered by the Company ....  1,000,000    (minimum)    to   1,265,000
                                        (maximum)  shares  of  $0.001  par value
                                        Common  Stock.   See   "Description   of
                                        Securities--Common    Stock."

Offering  Price .....................  $5.00  per  share

Common Stock Outstanding
  Prior to the Offering ..............  996,498   shares

Common Stock to be Outstanding
  After the Offering(1) ..............  1,996,498  shares  if only  the  Minimum
                                        Offering is sold

                                        2,261,498 shares if the Maximum Offering is sold

Use of Proceeds ......................  The estimated net proceeds of $4,100,338
                                        (minimum) to  $5,253,087  (maximum)  are
                                        intended to be used to: (i) hire a chief
                                        financial  officer,  a  controller,  and
                                        five    additional     accounting    and
                                        administrative staff persons;  (ii) hire
                                        a  director  of   marketing   and  seven
                                        additional  sales  and  marketing  staff
                                        persons,  and a purchasing manager (iii)
                                        hire 24 additional technical persons for
                                        quality   control   and   research   and
                                        development;  (iv) acquire the necessary
                                        components  and other raw  materials  to
                                        support the Company's anticipated sales;
                                        (v) conduct  marketing  and  promotional
                                        activities;   (vi)   purchase  or  lease
                                        equipment  and   machinery;   and  (vii)
                                        general  corporate  purposes,  including
                                        working   capital   and  the  hiring  of
                                        additional  personnel,  and the possible
                                        investment in, strategic acquisition of,
                                        or joint  ventures  with,  complementary
                                        businesses,   technologies,  or  product
                                        lines. See "Use of Proceeds."

Risk Factors .........................  This offering  involves a high degree of risk. See "Risk Factors."

Proposed Trading Symbol ..............  PCOM

-----------------------------
(1) Excludes (i) up to 126,500 shares of Common Stock issuable upon exercise of the Representative's Warrants to be issued in conjunction with this offering; (ii) 58,252 shares of Common Stock issuable upon the exercise of currently outstanding common stock purchase warrants; (iii) 180,000 shares of Common Stock issuable upon the exercise of currently outstanding stock options; and (iv) 450,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plans. See "Market for Common Equity and Related Stockholder Matters--Common Stock Outstanding or Reserved for Issuance," "Underwriting--Representative's Warrants," and "Executive Compensation--Option Plans."

                          Summary Financial Information

         The summarized financial information set forth below and for the fiscal years ended December 31, 1995 and 1994 is derived from the audited financial statements of the Company. The financial data included below at and for the nine months ended September 30, 1996 are unaudited. See "Selected Financial Data."


Income Statement Data                                Year Ended                     Nine Months Ended
                                                    December 31,                      September 30,
                                               ---------------------             ------------------------
                                                1995         1994                   1996         1995
                                                ----         ----                   ----          ----
                                              (Audited)    (Audited)             (Unaudited)   (Unaudited)

Sales                                          $15,975      $22,596               $20,821         $8,321
Cost of sales                                   38,843       18,579                94,360         21,082
Gross profit                                   (22,868)       4,017               (73,539)       (12,761)
Income (loss) from
   operations                                 (215,063)    (227,906)             (299,847)      (106,581)
Net income (loss)                             (215,880)    (227,496)             (300,472)      (106,581)
Earnings (loss) per share                        (0.34)       (0.36)                (0.35)         (0.17)
Weighted average number
   of common shares outstanding(1)             637,250      628,667               850,388        633,083

Balance Sheet Data                      At December 31,  1995             At September 30, 1996
                                     ------------------------          -------------------------
                                            Actual                    Actual                 As Adjusted
                                           (Audited)                (Unaudited)              (Unaudited)
                                                                                        Minimum(2)    Maximum(3)
Working capital                           $(61,387)                  $137,855         $4,238,193      $5,390,942
Total assets                                90,841                    251,194          4,351,532       5,504,281
Capital lease obligations                    2,363                      1,488              1,488           1,488
Stockholders' equity                      (388,216)                   188,934          4,289,272       5,442,021

--------------------
(1) Excludes (i) up to 126,500 shares of Common Stock issuable upon exercise of the Representative's Warrants to be issued in conjunction with this offering; (ii) 58,252 shares of Common Stock issuable upon the exercise of currently outstanding common stock purchase warrants; (iii) 180,000 shares of Common Stock issuable upon the exercise of currently outstanding stock options; and (iv) 450,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plans. See "Market for Common Equity and Related Stockholder Matters--Common Stock Outstanding or Reserved for Issuance," "Underwriting--Representative's Warrants," and "Executive Compensation--Option Plans."
(2)   Assumes receipt of net proceeds from the offering of $4,100,338.
(3)   Assumes receipt of net proceeds from the offering of $5,253,087.

                                  RISK FACTORS

     Investment in the securities offered hereby involves a high degree of risk. Prospective investors should carefully consider, together with the other information appearing in this Prospectus, the following factors, among others, in evaluating the Company and its business before purchasing the securities offered by this Prospectus.

Risks Pertaining to the Company

     Stockholders' Deficit; Going Concern Qualification. As of September 30, 1996, the Company had an accumulated deficit of $997,451. The independent auditors' report accompanying the Company's balance sheet at December 31, 1995 notes that the balance sheet has been prepared "assuming that the Company will continue as a going concern", which contemplates that the Company will realize its assets and liquidate its liabilities in the ordinary course of business. However, the Company has not generated positive cash flow from operations and there can be no assurance that this trend will not continue. Profitable operations are dependent upon, among other factors, the Company's ability to obtain equity or debt financing and its ability to successfully market its products. The Company is dependent on the net proceeds of this offering for operating capital. See "Use of Proceeds," "Management's Discussion and Analysis or Plan of Operation," and the Financial Statements, including the Notes thereto, included as a part of this Prospectus.

     Limited Operating History; Start-Up Enterprise; High Risk Investment. The Company was incorporated under the laws of the State of Nevada on March 12, 1992. To date, the Company's activities have been primarily limited to the development, design, and manufacture of its first product and the raising of capital. The Company has conducted limited sales operations and earned limited revenues and is a development stage company.

     Since the Company has not conducted significant sales operations and has engaged in only limited production operations, no historical "track record" information or financial data can be provided upon which a prospective investor can make an informed judgment as to the future prospects of the Company. The Company faces all of the risks inherent in a new business and those risks specifically inherent in the type of business in which the Company is engaged, namely, the development and marketing of a high technology product that has never been assembled and sold by the Company in large quantities. Accordingly, the success of the Company is dependent on management's ability to complete the development of, and to market and distribute, the Company's proposed products, which may be dependent on various factors that are beyond the control of the Company. The purchase of Common Stock therefore must be regarded as the placing of funds at a high risk in a new or "start-up" venture with all the unforeseen costs, expenses, problems, and difficulties to which such ventures are subject. There can be no assurance that the Company will be able to develop and to market and distribute its products or operate at a profit.

     Dependence on Key Personnel. The Company's future performance will depend to a significant extent upon the efforts and abilities of certain members of senior management as well as upon the Company's ability to attract and retain qualified engineering, technical, design, marketing, and production personnel. In particular, the Company is largely dependent upon the continued efforts of Frank Delfine, the Company's President and Treasurer, and Alexander Adelson, the Chairman of the Board of Directors and Secretary of the Company. Mr. Delfine is involved in the daily operations of the Company, whereas Mr. Adelson is involved primarily with the Company's overall strategic planning and financial matters. To the extent that the services of Mr. Delfine or Mr. Adelson would be unavailable to the Company, the Company would be required to obtain other personnel to perform the duties that they otherwise would perform. There can be no assurance that the Company would be able to employ another qualified person or persons, with the appropriate background and expertise, to replace Mr. Delfine or Mr. Adelson on terms suitable to the Company. Furthermore, the Company does not maintain key person life insurance on either Mr. Delfine or Mr. Adelson, although the Company intends to obtain key person life insurance on Mr. Delfine in the amount of $1,000,000 prior to the date that the offering to which this Prospectus relates is commenced. The Company recently has entered into employment agreements with Messrs. Adelson and Delfine providing annual salaries and incentive compensation based on the Company's net profits. The Company will have to compete with other larger companies for marketing and other personnel, and there can be no assurance that the Company will be able to attract or retain such personnel. See "Management" and "Executive Compensation."

     Competition. The Company will be competing with other companies that provide similar, though not identical, products. The radio communications industry is highly competitive, and many of the companies with which the Company will compete have substantially greater technical, financial, and marketing resources than the Company. Management believes that the principal factors that will determine the Company's competitive position will include ergonomic friendliness, reliability, technological advancements, quality, customer service, and price. Management believes that its research and development capabilities, concentration on increased production efficiencies, commitment to customer service, and product innovation will enable the Company to compete effectively. However, there can be no assurance that the Company's products will be viewed favorably by prospective purchasers when compared with its competitors' products or that they will be competitive in the face of advances in product technology developed by the Company's competitors. See "Business--Competition."

     No Preemptive Rights. Shareholders do not have preemptive rights to purchase additional shares of Common Stock. Consequently, persons who purchase Common Stock in this offering will have no preemptive rights to purchase Common Stock in any future offerings of Common Stock that may occur.

     Patents. As of the date of this Prospectus, the Company has obtained one patent that relates to its technology. Although a patent has been granted, there is no assurance that such patent will not be attacked by third parties or that, if any such attack were made, it would not be successful. The costs involved in defending a patent or prosecuting a patent infringement action would be substantial. At present the Company does not have the resources to pursue such an action. In addition, it cannot be assured that a competitor could not design a product that is the functional equivalent of the Company's product, without infringing on the Company's patent.

     No Dividends Paid. The Company has not paid cash dividends on its Common Stock and management does not anticipate that the Company will pay any dividends in the foreseeable future. See "Dividend Policy."

     Possible Issuance of Preferred Stock. The Company is authorized to issue up to 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by the Company's shareholders, and may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions as determined by the Board of Directors. Although the Company has no present plans to issue any shares of preferred stock, the issuance of preferred stock in the future could adversely affect the rights of the holders of Common Stock and reduce the value of the Common Stock.

     Dependence on Single Assembly Location. All of the Company's assembly operations are performed at the Company's facility in St. James, Long Island, New York. The Company currently maintains $56,020 of property damage insurance for losses relating to its St. James facility, including business income and extra expense coverage, which amounts could be reduced as a result of deductibles and co-insurance calculations. Nevertheless, material damage to, or the loss of, the Company's facility due to fire, severe weather, flood, or other act of God or cause, even if insured against, would have a material adverse effect on the Company's financial condition, business, and prospects.

Risks Pertaining to this Offering

     Control by Existing Shareholders. After completion of this offering, the Company's existing shareholders will beneficially own or control approximately 49.90% of the outstanding shares of Common Stock of the Company if only the Minimum Offering is sold and 44.06% if the Maximum Offering is sold. The Company's Articles of Incorporation do not provide for cumulative voting in the election of directors. As a result, the Company's current shareholders will be in the position to elect all of the Board of Directors and, therefore, to control the business and affairs of the Company including certain significant corporate actions such as acquisitions, the sale or purchase of assets, the issuance and sale of the Company's securities at such prices as the Board of Directors may determine, and transactions with affiliates. The directors, in turn, appoint all of the Company's officers. Pursuant to Nevada law, amendment of the Articles of Incorporation to provide for cumulative voting would require the affirmative vote of a majority of the shares entitled to vote thereon; therefore, purchasers of the Common Stock offered hereby would not hold sufficient votes to effect such an amendment. See "Principal Shareholders" and "Description of Securities."

     No Assurance of Public Market for Securities. Prior to this offering, there has been no public market for the Company's Common Stock. No assurance can be given that a trading market for the Common Stock will develop or, if developed, that it will continue. Therefore, purchasers of the Common Stock offered hereby may have difficulty selling such Common Stock should they desire to do so.

     Immediate Substantial Dilution/Purchase of Common Stock by Insiders and Prior Investors at Below Offering Price. The shares of Common Stock held by certain of the Company's current shareholders were purchased for prices significantly lower than the offering price herein. As of September 30, 1996, the Company's net tangible book value per share of Common Stock was $0.19. Based on certain assumptions, purchasers of the Common Stock offered hereby will experience immediate substantial dilution of $2.85 (57.04%) per share if only the Minimum Offering is sold herein and $2.59 (51.8%) per share if the Maximum Offering is sold. See "Dilution."

     Use of Proceeds. The proceeds of this offering have been allocated only generally and the Board of Directors has the discretion to vary the actual application of the funds. Accordingly, investors will entrust their funds with the Company's management on whose judgment the investors must depend, with only limited information about management's specific intentions. See "Use of Proceeds."

     Determination of Offering Price. The offering price of the Common Stock has been arbitrarily determined through negotiation between the Company and the Representative. The offering price of the Common Stock does not necessarily bear any relationship to the assets, operating results, book value, or stockholders' equity of the Company or any other statistical criterion of value. There can be no assurance that the Common Stock will trade in the future at market prices in excess of, or equal to, the offering price herein. See "Underwriting--Pricing of the Offering."

     No Commitment to Purchase Common Stock. The Underwriters are offering the Common Stock on a "best efforts basis." No person, including the Company or the Underwriters, has any obligation to purchase all or any portion of the Common

Stock. Therefore, subscribers to the Common Stock may lose the use of their funds used to purchase such securities for the duration of the escrow period, 45 days, and for up to 45 additional days if the escrow period is extended, even though the offering is not completed and no Common Stock is sold. See "Underwriting."

     Underwriters' Influence on the Market. It is anticipated that all of the securities offered hereby will be sold to customers of the Underwriters. Such customers subsequently may engage in transactions for the sale or purchase of such securities through or with the Underwriters. Although they have no legal obligation to do so, the Underwriters, from time to time, may become market makers and may otherwise effect transactions in such securities. To the extent the Underwriters do so, they may be influential in any market that might develop and the degree of participation by the Underwriters may significantly affect the price and liquidity of the Company's securities. Such market making activities, if commenced, may be discontinued at any time or from time to time by the Underwriters without obligation or prior notice. Depending on the nature and extent of the Underwriters' market making activities and retail support of the Company's securities at such time, the Underwriters' discontinuance could adversely affect the price and liquidity of the securities.

     Shares Eligible for Future Sale. Following this offering but without giving effect to the exercise of the Representative's Warrants, the 58,252 currently outstanding Common Stock purchase warrants, or any of the 180,000 currently outstanding stock options, or the issuance of any of the 450,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plans, there will be 1,996,498 shares of Common Stock issued and outstanding if only the Minimum Offering is sold (2,261,498 if the Maximum Offering is sold). Of these shares, 1,000,000 shares of Common Stock at the minimum and 1,265,000 shares of Common Stock at the maximum will be "free trading" (assuming that the shares are not acquired by affiliates of the Company) and the balance will be "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act. An aggregate of approximately 788,000 of the restricted securities are currently eligible for resale pursuant to Rule 144 and will be freely tradable in the public market (except by affiliates of the Company). However, the Representative has recommended that the holders of as many shares as possible of the 788,000 shares of Common Stock eligible for resale under Rule 144 enter into an agreement with the Representative under which they will agree not to sell any of the restricted securities which they hold for a two-year period following the date of this Prospectus, without the consent of the Representative in order to reduce the market overhang created by these securities. All of the Company's officers and directors have entered into a lock-up agreement with the Representative. Therefore, 627,039 of the 788,000 shares that are currently eligible for resale pursuant to Rule 144 are subject to the lock-up. Sales of substantial amounts of Common Stock under Rule 144 or otherwise into the public market could adversely affect the prevailing market price for the Common Stock, if such a market should ever develop. See "Market for Common Equity and Related Stockholder Matters--Shares Eligible for Future Sale."

     Maintenance Criteria for NASDAQ Small Cap Market Securities. The Company has applied for inclusion of the Common Stock for trading on the NASDAQ Small Cap Market ("NASDAQ"). In order to continue to be included on NASDAQ, a company must maintain a minimum $2 million in total assets, $1 million of capital and surplus, a $200,000 market value of public float, 300 shareholders, and a minimum bid price of $1.00 per share. The failure to meet these maintenance criteria in the future would result in the discontinuance of the inclusion of the Company's securities on NASDAQ, which could adversely affect the market price of the Company's securities and the ability of shareholders of the Company to dispose of their securities.

     Recently Organized Representative. This is the first underwriting managed by the Representative of the Underwriters, Andrew Garrett, Inc. This limited experience could adversely impact the development and maintenance of a trading market in the securities offered hereby.

                               USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 1,000,000 shares of Common Stock offered by the Company are estimated to be approximately $4,100,338 if the Minimum Offering of 1,000,000 shares is sold ($5,253,087 if the Maximum Offering of 1,265,000 shares is sold) after deducting the Underwriters' commissions and other estimated offering expenses payable by the Company.

     The Company expects to use approximately $1,371,000 of the net proceeds to hire additional personnel, including a chief financial officer/controller, a director of marketing, a purchasing manager, seven sales and marketing persons, five additional accounting and administrative staff persons, and twenty-four additional technical persons for quality control and research and development. In addition, the Company expects to use approximately $1,000,000 of the proceeds to purchase or lease machinery and equipment, $750,000 of the proceeds to acquire the components and other raw materials necessary to support the Company's anticipated sales, and $500,000 for marketing and promotion of the Company's products. The balance of the proceeds will be used for working capital and general corporate purposes, including hiring additional personnel and the possible investment in, strategic acquisition of, or joint ventures with, complementary businesses, technologies, or product lines. As of the date of this Prospectus the Company has no plans, arrangements, understandings, or commitments with respect to any such material investments, acquisitions, or joint ventures, nor is the Company engaged in negotiations with respect to any such matter. There can be no assurance that any such investments, acquisitions, or joint ventures will become available on terms acceptable to the Company. See "Business--Business Strategy."

     The foregoing represents the Company's best estimate of the use of the net proceeds to be received in this offering based on current planning and business conditions. The Company reserves the right to change such uses when and if market conditions change or unexpected changes in operating conditions or results occur. The amounts actually expended for each use may vary significantly depending upon a number of factors, including future sales growth and the amount of cash generated by the Company's operations. Net proceeds not immediately required for the purposes described above will be invested principally in U.S. government securities, short-term certificates of deposit, money market funds, or other short-term, interest-bearing securities.

                                 DIVIDEND POLICY

     The Company has not paid dividends on its Common Stock and does not contemplate paying cash dividends on its Common Stock in the foreseeable future, since it will use all of its earnings, if any, to finance expansion of its operations. Future dividends will depend on earnings, if any, of the Company, its financial requirements, and other factors including statutory limitations on the Company's ability to pay dividends under Nevada law.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1996, as adjusted to give effect to the sale of the Minimum and Maximum Offering at an offering price of $5.00 per share (and after deducting underwriting commissions and estimated offering expenses payable by the Company).

                                                                             September 30, 1996
                                                                             ------------------
                                                                    Actual                    As adjusted
                                                                    ------                    -----------
                                                                                     Minimum(1)       Maximum(2)
Stockholders' equity:
     Common Stock, $0.001 par value;
        10,000,000 shares  authorized;
        996,498 shares issued and outstanding
        at September 30, 1996; 2,096,498
        issued and  outstanding, as adjusted
        for Minimum Offering; 2,261,498
        issued and outstanding
        as adjusted for Maximum Offering(3) ................     $       996        $     1,996       $    2,261
     Paid in capital........................................       1,148,311          5,247,649        6,400,133
     Accumulated deficit....................................        (997,450)          (997,450)        (997,450)
     Common Stock subscribed................................          37,077             37,077           37,077
                                                                  ----------        -----------       ----------
     Total stockholders' equity.............................     $   188,934        $ 4,289,272       $5,442,020
                                                                 ===========        ===========       ==========

-------------------------------------------
(1)   Assumes receipt of net proceeds from the offering of $4,100,338.
(2)   Assumes receipt of net proceeds from the offering of $5,253,087
(3) Excludes (i) up to 126,500 shares of Common Stock issuable upon exercise of the Representative's Warrants to be issued in conjunction with this offering; (ii) 58,252 shares of Common Stock issuable upon the exercise of currently outstanding common stock purchase warrants; (iii) 180,000 shares of Common Stock issuable upon the exercise of currently outstanding stock options; and (iv) 450,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plans. See "Market for Common Equity and Related Stockholder Matters--Common Stock Outstanding or Reserved for Issuance," "Underwriting--Representative's Warrants," and "Executive Compensation--Option Plans."

                                    DILUTION

     The net tangible book value of the Company's Common Stock at September 30, 1996, was $187,275 or $0.19 per share. Based upon an offering price of $5.00 per share, the net tangible book value per share will increase as a result of the sale of the Minimum Offering to approximately $2.15 (without adjustment for other changes in net tangible book value subsequent to September 30, 1996), resulting in an immediate substantial dilution to new shareholders of $2.85 per share (57.0%). If the Maximum Offering is sold herein, the net tangible book value per share will increase to approximately $2.41 (without adjustment for other changes in net tangible book value subsequent to September 30, 1996), resulting in an immediate substantial dilution to new shareholders of $2.59 per share (51.8%). Dilution is the reduction in value of the investor's investment measured by the difference between the price per share in the public offering and the net tangible book value per share at September 30, 1996, plus the increase attributable to purchases by shareholders in this offering. "Net tangible book value per share" represents the amount of total tangible assets, less total liabilities, divided by the number of shares of Common Stock outstanding. The following table illustrates the per share effect of this dilution on purchasers in this offering if either the Minimum or the Maximum Offering is sold. See "Description of Securities" and "Financial Statements."

                                                   Minimum Offering             Maximum Offering
                                                   ----------------             ----------------
Public Offering Price Per Share                               $5.00                        $5.00

Net Tangible Book Value Per
  Share at September 30, 1996(1)                   $0.19                        $0.19

Increase Per Share Attributable
  to Purchases by New Shareholders                 $1.96                        $2.22
                                                   -----                        -----

Pro Forma Net Tangible Book Value
  Per Share After Offering(2)                                 $2.15                        $2.41
                                                              -----                        -----

Dilution to New Shareholders                                  $2.85                        $2.59
                                                              =====                        =====

Percent of Offering Price                                     57.0%                        51.8%
                                                              =====                        =====

--------------------------------------
(1) Amount results from subtracting the total liabilities and intangible assets of the Company from its total assets and dividing the remainder by the number of shares of Common Stock outstanding.

(2) Includes the net tangible book value of $187,275 at September 30, 1996, plus estimated net proceeds of this offering, after payment of expenses and underwriting commissions, of $4,100,338 if only the Minimum Offering is sold and $5,253,087 if the Maximum Offering is sold. Does not include (i) 100,000 shares (126,500 shares if the Maximum Offering is sold) underlying the Representative's Warrants; (ii) 58,252 shares of Common Stock issuable upon the exercise of currently outstanding common stock purchase warrants;
     (iii) 180,000 shares of Common Stock issuable upon the exercise of currently outstanding stock options; or (iv) 450,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plans. See "Market for Common Equity and Related Stockholder Matters--Common Stock Outstanding or Reserved for Issuance," "Underwriting--Representative's Warrants," and "Executive Compensation--Option Plans."

     Based upon the sale of 1,000,000 shares of Common Stock at an offering price of $5.00 per share to the investors in this offering, investors in this offering will own approximately 50.1% of the issued and outstanding Common Stock (approximately 55.9% of the issued and outstanding shares of Common Stock if the Maximum Offering is sold). This compares with 996,498 shares of Common Stock held by existing shareholders of the Company, for which the Company was paid an aggregate consideration of $1,148,311 upon initial issuance, or an average of approximately $0.87 per share, and which will constitute approximately 49.9% of the issued and outstanding Common Stock following this offering (approximately 44.1% if the Maximum Offering is sold). Except as otherwise stated, the foregoing information assumes no exercise of outstanding options or warrants and no exercise of the Representative's Warrants. To the extent that currently outstanding options or warrants are exercised, there may be further dilution to new investors.

                             SELECTED FINANCIAL DATA

     The selected financial information set forth below is derived from the audited financial statements of the Company, which have been prepared in accordance with generally accepted accounting principles. The audited financial statements at January 31, 1994 and 1995 and for the fiscal years ended January 31, 1994 and 1995 have been audited by Winter, Scheifley & Associates, P.C. and appear elsewhere herein. The financial data included below at and for the nine months ended September 30, 1995 and 1996 are unaudited and include, in the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation of financial position and results of operations. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996. The selected financial data is qualified in its entirety by reference to, and should be read in conjunction with, the Financial Statements, related Notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.


Balance Sheet Data                                 At December 31,  1995             At September 30, 1996
                                                   ----------------------            ---------------------
                                                          (Audited)                       (Unaudited)

Working capital                                            $(61,387)                        $137,855
Total assets                                                 90,841                          251,194
Capital lease obligations                                     2,363                            1,488
Stockholders' equity                                       (388,216)                         188,934


Income Statement Data                                   Year Ended                     Nine Months Ended
                                                       December 31,                       September 30,
                                                  -----------------------          -------------------------
                                                    1995         1994                1996            1995
                                                    ----         ----                ----            ----
                                                  (Audited)    (Audited)          (Unaudited)     (Unaudited)

Sales                                              $15,975      $22,596             $20,821          $8,321
Cost of sales                                       38,843       18,579              94,360          21,082
Gross profit                                       (22,868)       4,017             (73,539)        (12,761)
Selling, general and administrative                164,927      146,088             220,422          86,988
Research and development                            27,268       85,835               5,886           6,832
Income (loss) from
   operations                                     (215,063)    (227,906)           (299,847)       (106,581)
Interest income                                         14          410                  --              --
Interest expense                                      (831)          --                 625              --
Net income (loss)                                 (215,880)    (227,496)           (300,472)       (106,581)
Earnings (loss) per share                            (0.34)       (0.36)             (0.35)           (0.17)
Weighted average number
   of common shares outstanding                    637,250      628,667             850,388         633,083

--------------------
(1) Excludes (i) up to 126,500 shares of Common Stock issuable upon exercise of the Representative's Warrants to be issued in conjunction with this offering; (ii) 58,252 shares of Common Stock issuable upon the exercise of currently outstanding common stock purchase warrants; (iii) 180,000 shares of Common Stock issuable upon the exercise of currently outstanding stock options; and (iv) 450,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plans. See "Market for Common Equity and Related Stockholder Matters--Common Stock Outstanding or Reserved for Issuance," "Underwriting--Representative's Warrants," and "Executive Compensation--Option Plans."

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Financial Data" and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

     Patcomm Corporation is a technology company dedicated to the amateur radio and related products industry. The Company has chosen to concentrate on the most dominant product activity of the amateur radio field, transceiver and ancillary support products. The competitive principle around which the Company's technology is based is the replacement of traditional hardware functions with software, thus reducing cost of goods while allowing equivalent or greater sophistication. The Company's fundamental design strategy is the integration of a computer with a transceiver. Further, the Company has successfully obtained a patent protecting its use of a computer keyboard for controlling a transceiver, thus creating an ergonomic interface that combines "computer culture" with "amateur radio culture." The Company's products are described in the "Products Description" section. The Company is currently engaged in the transition from a development stage company to a manufacturing and marketing entity.

     From its inception the Company has dedicated its resources primarily to market research and technical development activities. This has involved raising capital, recruiting personnel, system design, software development, prototype building, prototype and beta site testing, manufacturing prototype testing, market measurement and reaction, and promotional activities. The Company has also leased or purchased assets for use in its operations. And finally, the Company has engaged in minor manufacturing and sales activities. Management is attempting to determine the best way to make and sell the Company's product concepts.

     In view of the Company's limited operating history, an evaluation of its prospects must be considered in view of the difficulties and risks associated with development stage entities transitioning into operating entities. In order to become a viable business entity, the Company must project itself into the amateur radio marketplace as an innovative and credible source of competitive products. The Company must be equally recognized by end customers, distributors, media entities, and industry institutions. In order to achieve this goal the Company must strive to be a state of the art technology provider. The Company's fiscal year ends December 31.

RESULTS OF OPERATIONS

     The following table sets forth selected income data as a percentage of net sales for the periods indicated.

                                                                              Nine months ended
                                          Year ended December 31,               September 30,
                                      -------------------------------    --------------------------
                                            1994           1995             1995             1996
                                            ----           ----             ----             ----

Sales                                       100.0%        100.0%            100.0%           100.0%
Cost of sales                                82.22        243.15            253.36           453.19
                                         ---------     ---------         ---------       ----------
Gross profit                                 17.78       (143.15)         (153.36)         (353.19)
General and administrative                  646.52      1,032.41          1,045.40         1,433.27
Research and development                    379.87        170.69             82.11            28.27
                                         ---------     ---------        ----------       ----------
Income(loss) from operations             (1,008.61)    (1,346.25)       (1,280.87)       (1,461.54)
Interest income                               1.81             0                 0                0
Interest expense                                 0          5.20                 0             3.00
                                         ---------     ---------        ----------       ----------
Net income (loss)                        (1,006.80)    (1,351.45)       (1,280.87)       (1,817.74)


Nine Months Ended September 30, 1996 Compared to the Nine Months Ended September 30, 1995

     Sales for the nine months ended September 30, 1996, were $20,821, an increase of $12,500, or 150.22%, as compared to the period ended September 30, 1995. Cost of sales for the nine months ended September 31, 1996, was $94,360, an increase of $73,278, or 347.58%, as compared to the period ended September 30, 1995. General and administrative expenses for the nine months ended September 30, 1996 were $220,422, an increase of $133,434, or 153.37%, as compared to the period ended September 30, 1995. Research and development expenses for the nine months ended September 30, 1996 were $5,886, a decrease of $946, or 13.85%, as compared to the period ended September 30, 1995. Interest expense for the nine months ended September 30, 1996, was $625, an increase of $625, as compared to the period ended September 30, 1995. This increase occurred because the Company did not have any outstanding indebtedness during the prior fiscal year.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Sales for the year ended December 31, 1995, were $15,975, a decrease of $6,621, or 29.30%, as compared to the year ended December 31, 1994. Cost of sales for the year ended December 31, 1996, was $38,843, an increase of $20,264, or 109.07%, as compared to the year ended December 31, 1994. General and administrative expenses for the year ended December 31, 1995 were $164,927, an increase of $18,839, or 12.89%, as compared to the year ended December 31, 1994. Research and development expenses for the year ended December 31, 1995 were $27,268, a decrease of $58,567, or 68.23%, as compared to the year ended December 31, 1994. Interest income for the year ended December 31, 1995, was $14, an decrease of $396, or 96.58%, as compared to the year ended December 31, 1994. Interest expense for the year ended December 31, 1995, was $831, an increase of $831, as compared to the year ended December 31, 1994. This increase occurred because the Company did not have any outstanding indebtedness during the prior fiscal year.

     Because the Company is a start-up stage company, the financial results for prior operating periods are not necessarily indicative of future financial results.

LIQUIDITY AND CAPITAL RESOURCES

     To date the Company has been financed through private sales of royalty interests and common stock purchase warrants, private sales of the Company's Common Stock, and loans from "insiders." Cash provided by revenues has been insignificant.

     The net proceeds to the Company from the sale of shares of Common Stock in this offering are estimated to be $4,100,338 if the Minimum Offering is raised ($5,253,087 if the Maximum Offering is raised). The Company intends to use $1,000,000 of the net proceeds to purchase new machinery and equipment. The balance of the net proceeds is expected to be used to hire additional personnel, for marketing and promotion, general corporate purposes, and working capital. The Company believes that the net proceeds from the offering will be sufficient to meet cash requirements for the next 18 months. If such cash flows are not sufficient to meet the Company's needs, it may seek additional cash through the sale of equity and/or debt instruments, and/or attempt to obtain credit.

                                    BUSINESS

Introduction

     The Company was formed in 1992 to develop and market a new line of products and related services for the amateur radio communications market and eventually for related commercial markets. Utilizing technology developed by the Company's founders, Alexander Adelson and Frank Delfine, the Company has developed new architecture for integrating a computer (and the required software) with a transceiver used by amateur radio (HAM) operators. Further, it has succeeded in gaining intellectual property protection covering the use of computer and similar keyboards for directly controlling amateur radio transceivers (US Patent #5,566,205). This integration significantly reduces the cost of a state of the art transceiver while retaining many complex functions that are part of the current technology. The Company plans to use a portion of the proceeds of this offering to hire additional personnel to market and distribute its principal product and develop additional products and services.

Industry Overview

     For over 20 years the amateur radio industry has been characterized by stable but modest growth, with a customer base comprised primarily of conservative, dedicated, well educated, and above average income individuals. The typical amateur radio operator is between 40 and 60 years of age and has been licensed for a period of 15 to 30 years. However, the industry is currently experiencing growth with the average number of licenses issued to amateur operators per year increasing over the last five years. This increase in licenses is due, in part, to a rapid increase in the number of "new" retirees each year. Existing operators typically become more actively involved upon retirement and others will try the activity for the first time upon retirement. The increase is also due, in part, to the creation of the Codeless License Class by the FCC in February 1991, which has made obtaining a license easier and has attracted younger, more technically oriented users, lowering the average age of operators during the last few years.

     Notwithstanding dramatic technological improvements in virtually every other area of communications, there has not been a major technological breakthrough in amateur radio equipment in approximately ten years. The set of electronic equipment an amateur radio operator uses to receive and transmit radio signals is commonly referred to as a "station." In the early stages of amateur radio development, almost every "station" was made up of a separate receiver and transmitter. As technology evolved, the transmitter and receiver were combined into a single unit called a "transceiver." The introduction of the integrated circuit into the communications industry resulted in transceivers which could perform more functions for the same cost and which also were more compact. More recently, microcomputer technology has given birth to the "smart" transceiver. In the jargon of the electronics industry, "smart" equipment utilizes a microprocessor located inside such equipment to assist in the performance of numerous electronic functions--including highly complex functions at very high speeds. Accordingly, the user receives the benefit of additional, useful functions at a relatively low incremental cost. The next step in the technological evolution is the most significant to date--the evolution from microprocessor to the complete integration of the transceiver with the processing capabilities of a computer and keyboard. The Company's products and services are focused on this technological advance.

Market Strategy

     The Company's strategy is to capitalize on its advanced technology and the increasing costs of some significant competitors to gain market share and ultimately establish a leading role in the expanding amateur radio operator business and related wireless commercial uses. By converting hardware functions to software functions, the integration of the transceiver and the computer results in a transceiver which can perform more functions for the same cost. Company marketing studies indicate that such a reduction in cost per function is very attractive both to long time operators who are looking for less costly ways to upgrade their equipment and to the younger, more technology minded buyers just starting out in amateur radio activities. Management also believes that the Company can provide a family of technically advanced products at a lower cost than the three Japanese companies which have traditionally held a dominant position in the U.S. (See "-- Competition," below.). Those providers are experiencing increased costs due to unfavorable currency exchange rates. Thus, management believes that the Company has a unique opportunity to establish market share through technically advanced products while having a cost advantage over some of the traditional leaders in the marketplace.

     The Company will seek to utilize its advanced technology to establish market share in the existing amateur radio operator markets and to develop new market segments. The largest existing market consists of established HAM operators who can be approached through conventional media technologies to purchase system upgrades. The Company believes that new, younger operators and new retirees comprise a significant expanding market in which the Company can establish significant market share through aggressive, innovative marketing. In addition, the Company will capitalize on its unique software architecture to market to physically impaired operators as a specialty niche market.

     The Company's market study also indicates that the current median price for a full featured HF (high frequency) transceiver is $2,103. This medium priced, medium featured transceiver leads the pack in high volume sales by the major manufacturers. The PC16000(TM) transceiver, a direct challenge to this product type, is anticipated to be sold for approximately $1,600. The Company intends to develop a high end unit which will fall into the $3,500 category.

     The Company intends to market its products to commercial and institutional users who require the same HF operating spectrum as amateur radio operators as well as the same sort of equipment attributes, utilities, and features. Such users include the Civil Air Patrol (CAP), missionary communications, high seas nautical communications, and certain government communications. Products sold to these types of commercial users will require "type acceptance" by the FCC, unlike amateur radio products which are certified by manufacturers to be built in accordance with established FCC standards. The Company believes that its integrating architectural concept, because it shifts so many functional burdens to software instead of hardware, should also give the Company a cost edge in this marketplace. The Company has not yet determined the demand for its products, but believes that there are significant opportunities because of the overall size of the commercial market.

     The Company also plans to enter the VHF market. Again, using the economic advantages of its architecture, the Company intends to make a two band (six meters/two meters) multi-mode (CW, SSB, FM, and AM) portable transceiver (not a hand held).

Products

     The Company's business plan for the amateur radio business focuses initially on the PC16000(TM) transceiver which has been completed and tested and is now being marketed. This is an advanced up-conversion general coverage high frequency transceiver that utilizes DSP (digital signal processing) to provide excellent filtering characteristics (equal or better than expensive crystal filters) at a low cost. This product is being priced by the Company at approximately $1,600, which is less than a comparable product offered by competitors. Additional features such as IF shift and AM/FM modes are included. This unit also contains digital decoding/sending modes (CW/RTTY/ASCII) as well as software upgrades to support advanced digital error correcting modes such as AMTOR and PACTOR. Transmitter power is rated at average 100 watts continuous output power.

     The Company is also in the process of developing the following additional products:

     PC1600R(TM) - A receiver only device aimed at the serious SWL (Shortwave Listener) market. This receiver is identical to the receiver included in the PC16000(TM) and contains all the same digital decoding modes (CW/RTTY/ASCII).

     PC160000(TM) - A high end, high frequency transceiver with all the features of the PC16000(TM), plus dual receivers and built-in full screen display to support additional digital modes such as PACKET. The Company is also developing additional software and upgrade components for its products and will also include multiple DSP (Digital Signal Processing) filters. The transmitter will be rated at 150 watts continuous output.

     PC1600V(TM) - A VHF transceiver designed for simplex operation on the two and six meter bands using CW/SSB and Digital Mode operation. The transmitter will be medium power. It will be capable of 50 watts continuous power output. The unit will support CW/RTTY/ASCII digital modes with software upgrade capability for AMTOR/PACTOR and PACKET utilities.

     PC-AT16 - Automatic Antenna Tuner for the HF Bands. Designed to be used with the PC-1610/PC-16000 or any other HF transceiver (including competition). This unit allows the operator to tune his antenna system automatically (instead of turning knobs and switches and watching meters) by simply pressing a single button. The match is made in a matter of seconds automatically.

     The Company is also developing software and upgrade components for its products. One version will add AMTOR/PACTOR operation to the PC16000(TM) and the PC160000(TM). These are digital modes that are error correcting, providing error free communications by re-transmitting lost data as a background task which is totally transparent to the user. Another version will add AMTOR/PACTOR as well as PACKET to the PC1600V(TM). PACKET requires full screen display, creating another opportunity to sell additional hardware. Upgrades will be offered for existing systems as they become available much like software upgrades in the business productivity software world.

     The FCC has set forth certain technical standards to which a transmitted amateur signal must conform. These standards set some basic guidelines for minimum signal quality in the transmitted signal. The "image" of the amateur operator is projected in the quality of the signal that he broadcasts. This signal is the only thing that the rest of the world hears when the operator is on the air. A high quality, properly formed signal is much easier to listen to for long periods of time. This is also true of the quality of the signal that the receiver produces. A receiver which produces noisy, distorted audio will tend to create a high level of fatigue very quickly for its operator. Such poor quality results in a bad reputation for the unit by both the operator and the listener. The Company intends to manufacture only high quality units that produce high quality signals which exceed all FCC specifications.

Technology Protection

     The Company intends to rely on a combination of patents, copyrights, and trademarks to protect proprietary product design, software codes, and product and service identification. The registration of a trademark does not in itself restrict others from offering similar competing products but does restrict others from using a deceptively similar name or mark to identify their product.

     Patents. An application has recently been granted to the Company by the U.S. Patent Office regarding certain aspects of the Company's technology. The Company received a Notice of Allowance from the United States Patent and Trademark Office with respect to such application on October 15, 1996 (patent number 5,566,205). The Company intends to file additional patent applications as other products are developed. Until such time as a patent issues, the Company will not have the right to bring a patent infringement action against a third party that makes a product or uses a technology identical or similar to the Company's product or technology. Even if a patent is granted, there is no assurance that such patent will not be attacked by third parties or if any such attack were made, that it would not be successful. The costs involved in defending a patent or prosecuting a patent infringement action would be substantial. At present the Company does not have the resources to pursue such an action. In addition, even if a patent issues, it cannot be assured that a competitor could not design a product that is the functional equivalent of the Company's product, without infringing on the Company's patent.

     Trademarks. The Company has registered the following trademarks under applicable federal law:

                  PC1610(TM)
                  PC16100(TM)
                  PC16000R(TM)
                  PC16000(TM)
                  PC160000(TM)
                  PC16000V(TM)
                  PIP(TM)

     Although management believes that the Company's software and trademarks are adequately protected for their intended purposes, there can be no assurance that such trademarks will not be attacked by third parties or that, if any such attack were made it would not be successful. The costs involved in defending a patent, trademark, or copyright or prosecuting infringement action relating to a copyright, trademark, or patent would be substantial. At present the Company does not have the resources to pursue such an action.

Competition

     The amateur radio marketplace is currently dominated by four large manufacturers, including Kenwood, Yaesu, Icom, and Ten-Tec, of which Ten-Tec is the only significant U.S. manufacturer, the others being Japanese. In addition, there are a number of smaller Japanese manufacturers who, taken together, comprise a fifth category of competitors. The Company has conducted focus group studies to determine the market shares held by these four largest manufacturers and the group of smaller Japanese manufacturers as a separate category.

     Based on these focus group studies, these competitors, as a group, appear to have the following market shares of the following amateur radio products:

     Product                                                Market Share
     -------                                                ------------

     HF Transceiver Equipment                                  40%
     VHF Transceiver Equipment                                 19%
     Linear Amplifiers                                         10%
     Digital Communications Accessories
     (Morse, RTTY, ASCII and AMTOR Equipment
           & Terminals)                                         9%
     Antennas and accessories                                  12%
     Operating adjuncts (Keyers, paddles, software, etc.)      10%

Employees

     The Company employs seven full-time employees and two part-time employees. The Company has also employed outside consultants on a contractual basis in connection with its research and development and may continue this practice.

     The Company attempts to maintain amiable and communicative relations with its employees. The Company is not a party to any labor contracts or collective bargaining agreements. The Company has experienced no labor stoppages in recent years and management believes that relations with its employees are satisfactory. The Company believes there is an adequate supply of suitable labor available.

Research and Development and Product Design

     The Company intends to invest money in an ongoing research and development program along with the subsequent product design program. This is fundamental with any high tech company. One can never sit on the laurels of a successful product and not reach to the next step, or competition will put a quick end to a successful market cycle.

Seasonality

     The Company's products are subject to two types of seasonal variation. First is the normal year end holiday buying activity and the spring seasonal activity increase. The second fluctuation is peculiar to this industry. HF communication is subject to sunspot activity since reduced sunspot activity results in poor radio reception quality. A sunspot cycle is approximately 11 years. As these cycles end there is reduced sales activity due to generally poor communication quality. Fortunately we are just entering an upswing of a new sunspot cycle. The Company's backlog as of any given date is not a meaningful measure of the Company's future business because the Company's customers generally require rapid shipment of orders.

Properties

     The Company maintains its headquarters and offices in a rented 2800 square foot facility in the St. James area of Long Island, New York. It leases the space on a one year renewable basis with an average 3% to 4% yearly increase. The cost currently is $12.42 per square foot which includes power, water, heat, air conditioning, and taxes. The property is leased from an unrelated third party.

     This facility is adequate for the Company's short term plans; however, there have been conversations with the present landlord to expand, as required, within the present facility to accommodate increased sales activity as demand builds up. The Company enjoys a good relationship with the landlord.

Government/Environmental Regulation

     The Company is subject to various federal, state, and local environmental laws and regulations. Management believes that the Company's operations currently comply in all material respects with applicable laws and regulations. Management is not aware of any current or future environmental laws and regulations that could have a material impact on the Company.


                                   MANAGEMENT

     The founders and promoters, directors, and executive officers of the Company, their ages and present positions are as follows:

Name                       Age      Position
----                       ---      --------

Frank Delfine              42       Founder and Promoter, President, Treasurer,
                                    and Director

Alexander Adelson          61       Founder and Promoter, Secretary, Chairman of
                                    the Board of Directors

John Dibble                43       Director

Bruce Cowen                43       Director

James Messing              52       Director

     Each director is serving a term of office which will continue until the next annual meeting of shareholders, and until the election and qualification of his successor. Set forth below is biographical information with respect to the Company's founders and promoters and each officer and director.

     Frank Delfine, founder and promoter, has been President, Treasurer, and a director of the Company since inception. Mr. Delfine has over 19 years experience as an Electronic Design Engineer with diverse experience in various fields. He has been part of the RTS Research Lab, Inc. technology resource group for the past 18 years. RTS Research Lab, Inc. is a privately held technology resource group providing technology and marketing services to the electronic and optical industries. Since 1984, Mr. Delfine has run his own technology consulting firm serving high technology companies. In addition, Mr. Delfine has been an amateur radio operator for 32 years, and holds a General Class license as well as a First Class FCC Commercial license. Mr. Delfine currently devotes his full-time to the business and affairs of the Company.

     Alexander Adelson, founder and promoter, has been Chairman of the Board and Secretary of the Company since inception. Mr. Adelson is President and Chairman of the Board of RTS Research Lab, Inc., a position he has held since October 1974. Mr. Adelson is also Chief Technical Consultant and a member of the Board of Directors for Base Ten Systems, Inc., a publicly held, 30 year old company (NASDAQ NMS: BASEA). Base Ten Systems, Inc. is a diversified technology company engaged in the design and manufacture of weapons control systems, medical software, and secure communication technology. Mr. Adelson held a similar position for Symbol Technologies, Inc. from 1977 through 1989. Symbol Technologies is the leading manufacturer in the world of hand held laser scanning equipment.

     John Dibble has been a director of the Company since July 1992. Mr. Dibble founded Aminetech, Inc. in 1988, which has created several gas treatment products and he currently serves as President of that company. From 1974 to 1988, he worked at Union Carbide Corp. in research and development, serving in various positions including the position of technology manager for a newly created gas treating chemicals business group where over a dozen new products were introduced to refineries, natural gas, and ammonia plants.

     Bruce Cowen has been a director of the Company since January 1996. Mr. Cowen is President and a director of TRC Companies, a publicly held company (NYSE: TRR) that provides environmental engineering and consulting services to private sector and government clients and manufactures and sells a line of real-time airborne particulate and asbestos measurement instruments. Since 1992, Mr. Cowen has also been the chairman of the Finance Committee of Base Ten Systems, Inc. and recently joined the Board of Directors of that company.

     James Messing has been a director of the Company since April 1996. Mr. Messing has spent 28 years on Wall Street with the investment banking firms of Salomon Brothers and CS First Boston in all areas of capital markets, including trading, sales, and new product development. Mr. Messing currently is a principal in his own investment banking firm.

     The directors of the Company are elected annually and serve until their successors take office or until their death, resignation, or removal. The executive officers serve at the pleasure of the Board of Directors.

                              EXECUTIVE COMPENSATION

     The following table summarizes all compensation paid to the Chief Executive Officer and the President of the Company for services rendered to the Company during the last three fiscal years.


                                                                      Annual Compensation
       Name                                            ---------------------------------------------------
       and                    Fiscal year                                                         Other
     principal                    ended                                                           annual
     position                 December 31,             Salary                 Bonus            compensation
     --------                 ------------             ------                 -----            ------------

Frank Delfine,                    1995                 $46,000                $-0-                  $-0-
President, Treasurer,             1994                 $51,000                $-0-                  $-0-
and Director                      1993                 $69,000                $-0-                  $-0-

Alexander Adelson,                1995                 $   -0-                $-0-                  $-0-
Chairman of the Board             1994                 $   -0-                $-0-                  $-0-
and Secretary                     1993                 $36,000(1)             $-0-                  $-0-

-----------------------

(1)  Payments made pursuant to a consulting arrangement with Mr. Adelson.

Employment Agreements

     The Company has entered into an employment agreement with Mr. Frank Delfine, its President, providing for the payment of an annual salary of $88,000 for the years commencing January 1, 1997 and 1998. In addition, the agreement provides for the payment of incentive compensation in the amount of 3% of the Company's net income (after tax), if any, up to $1,499,000 and 1% of all net income (after tax), if any, in excess of $1,500,000.

     Effective January 1, 1997, the Company entered into an employment agreement with Mr. Alexander Adelson, the Chairman of its Board of Directors, providing for the payment of a salary of $1,000 per month in exchange for up to two days of service to the Company per month by Mr. Adelson. In addition, the agreement provides for the payment of incentive compensation in the amount of 3% of the Company's net income (after tax), if any, up to $1,499,000 and 1% of all net income (after tax), if any, in excess of $1,500,000.

Directors

     Directors are not  compensated  for their  services as directors;  however,
they  are  reimbursed  for  all  reasonable   expenses  incurred  in  connection
therewith.

Option Plans

     The Board of Directors of the Company has adopted an Incentive Stock Option Plan (the "Qualified Plan") which provides for the grant of options to purchase an aggregate of not more than 300,000 shares of the Company's Common Stock. The purpose of the Qualified Plan is to make options available to management and employees of the Company in order to provide them with a more direct stake in the future of the Company and to encourage them to remain with the Company. The Qualified Plan provides for the granting to management and employees of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code").

     The Board of Directors of the Company has adopted a Non-Qualified Stock Option Plan (the "Non-Qualified Plan") which provides for the grant of options to purchase an aggregate of not more than 150,000 shares of the Company's Common Stock. The purpose of the Non-Qualified Plan is to provide certain key employees, independent contractors, technical advisors, and directors of the Company with options in order to provide additional rewards and incentives for contributing to the success of the Company. These options are not incentive stock options within the meaning of Section 422 of the Code.

     The Qualified Plan and the Non-Qualified Plan (the "Stock Option Plans") will be administered by a committee (the "Committee") appointed by the Board of Directors which determines the persons to be granted options under the Stock Option Plans and the number of shares subject to each option. No options granted under the Stock Option Plans will be transferable by the optionee other than by will or the laws of descent and distribution and each option will be exercisable, during the lifetime of the optionee, only by such optionee. Any options granted to an employee will terminate upon his ceasing to be an employee, except in limited circumstances, including death of the employee, and where the Committee deems it to be in the Company's best interests not to terminate the options.

     The exercise price of all incentive stock options granted under the Qualified Plan must be equal to the fair market value of the underlying shares on the date of grant as determined by the Committee, based on guidelines set forth in the Qualified Plan. The exercise price may be paid in cash or (if the Qualified Plan shall meet the requirements of rules adopted under the Securities Exchange Act of 1934) in Common Stock or a combination of cash and Common Stock. The term of each option and the manner in which it may be exercised will be determined by the Committee, subject to the requirement that no option may be exercisable more than 10 years after the date of grant. With respect to an incentive stock option granted to a participant who owns more than 10% of the voting rights of the Company's outstanding capital stock on the date of grant, the exercise price of the option must be at least equal to 110% of the fair market value on the date of grant and the option may not be exercisable more than five years after the date of grant. The exercise price of all stock options granted under the Non-Qualified Plan must be equal to at least 80% of the fair market value of such shares on the date of grant as determined by the Committee, based on guidelines set forth in the Non-Qualified Plan.

     As of the date of this Prospectus, no options have been granted under either the Qualified Plan or the Non-Qualified Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has received periodic cash advances from Mr. Alexander Adelson, its secretary and a founder, promoter, and director. The Company also received periodic cash advances from Mr. Frank Delfine its president and a founder, promoter, and director. The Company did not enter into a formal agreement with either Mr. Adelson or Mr. Delfine respecting these cash advances. As of December 31, 1995, the advances aggregated $35,500 from Mr. Adelson and $6,300 from Mr. Delfine. The Company has executed promissory notes with each of Messrs. Adelson and Delfine, which require the payment of the principal amount of these advances, together with interest at the rate of 5% per annum, compounded quarterly, on the unpaid principal balances, not later than December 31, 1998.

     On July 26, 1995, the Company executed a promissory note to Bruce Cowen, a director of the Company, in the principal amount of $20,000. This promissory note requires the payment of the principal balance thereof, together with accrued interest at the rate of 10% per annum, at the earlier of: (i) June 30, 1996; or (ii) the time that the Company receives net proceeds in excess of $100,000 from the sale of its Common Stock to investors who were not security holders of the Company as of July 26, 1995. Interest is payable on the unpaid principal balance of this promissory note on September 30, 1995, December 31, 1995, March 31, 1996 and June 30, 1996. Management intends to renegotiate the terms of this promissory note so that maturity will be extended to the time the offering proceeds from this Offering are received by the Company.

     Effective September 30, 1996, the Board of Directors granted stock options to Alexander Adelson and Frank Delfine. Mr. Adelson and Mr. Delfine were each granted a stock option to purchase 15,000 shares of Common Stock (30,000 shares in the aggregate) at an exercise price of $2.60 per share. In addition, effective November 30, 1996, the Board of Directors granted each of Messrs.
Adelson and Delfine stock options to purchase 75,000 shares of Common Stock (150,000 shares in the aggregate) at an exercise price of $7.00 per share. The Board of Directors believes that the exercise price of the stock options, in each case, was in excess of the fair market value of the Company's Common Stock at the time that such options were granted. However, the $7.00 exercise price for the options granted effective November 30, 1996, was determined in negotiations with the Representative of the Underwriters.

                                 PRIOR OFFERINGS

     On October 12, 1992, the Company raised $370,000 by selling 37 units (the "Units") at $10,000 per Unit. Each Unit was comprised of a 0.1% royalty interest (each a "Royalty Interest") in gross sales revenues (aggregating 3.7% per annum of the Company's gross revenues from sales in royalty payments to the holders of the 37 Royalty Interests) and 3,750 Common Stock purchase warrants (the "Warrants"). Each Warrant, when issued, entitled the holder thereof to purchase one share of the Company's Common Stock at a price of $4.00 per share. The Warrants expire on December 31, 1997.

     In December 1994, the Company raised $140,000 pursuant to a private offering and sale of 28,000 shares of the Company's Common Stock. The proceeds were used for: (i) marketing of the product recently developed by the Company;
(ii) further research and development of products; and (iii) working capital.

     Between January and June 1996, the Company raised $300,000 pursuant to a private offering and sale of 100,000 shares of Common Stock. The proceeds have been and are to be used for: (i) the purchase of finished goods inventory; (ii) marketing and advertising; (iii) salaries; and (iv) working capital.

     In June 1996, the Company reduced the exercise price of the Warrants to $2.60 per share of Common Stock for an interim period of time by means of a private offering to the holders of the Warrants. The Company also solicited the holders of the Royalty Interests to convert their Royalty Interests to shares of Common Stock. All of the Royalty Interests were converted into 185,000 shares of Common Stock pursuant to that offering. In connection with that offering, Messrs. Delfine and Adelson agreed that any person who previously exercised his or her Warrants at the stated exercise price of $4.00 per share would receive additional shares of Common Stock, such shares to be transferred to such persons by Messrs. Delfine and Adelson from their personal holdings of Common Stock and in such numbers as to make the effective exercise price of those Warrants $2.60 per share. In addition, Messrs. Delfine and Adelson agreed that persons who purchased shares of Common Stock for $5.00 per share in the 1994 private offering would receive additional shares, such shares to be transferred to such persons by Messrs. Delfine and Adelson from their personal holdings of Common Stock and in such numbers as to make the effective purchase price of those shares $3.00 per share. The shares transferred to such prior investors, an aggregate of 28,763 shares, were transferred without consideration of any kind for such transfer. Pursuant to that private offering, the Company issued an additional 61,748 shares of Common Stock and Messrs. Delfine and Adelson transferred an aggregate of 28,763 shares of Common Stock (including 1,333 shares of Common Stock transferred to Mr. Adelson who had invested in the offering at $5.00 per share on the same terms as the other investors).

                             PRINCIPAL SHAREHOLDERS

     The Company is authorized to issue 10,000,000 shares of Common Stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.01 par value. As of the date of this Prospectus, there are 996,498 shares of the Company's Common Stock issued and outstanding. No shares of preferred stock are issued and outstanding. The table below sets forth the stock ownership as of September 30, 1996, of each person known by the Company to be the beneficial owner of more than 5% of the Company's $0.001 par value Common Stock, of all directors individually, and of all directors and executive officers of the Company as a group.

                                                                 Shares to be Beneficially      Shares to be Beneficially
                                       Shares Beneficially         Owned After Minimum            Owned After Maximum
    Name and Address                 Owned Prior to Offering              Offering(1)                    Offering(1)
  of Beneficial Owner                Number         Percent         Number         Percent         Number         Percent
  -------------------                ------         -------         ------         -------         ------         -------

Alexander M. Adelson(2),(3)          353,951       32.57%          353,951         16.96%         353,951         15.05%

Frank Delfine(2),(4)                 350,619       32.27%          350,619         16.80%         350,619         14.91%

Bruce Cowen(2)                        25,875        2.59%           25,875          1.29%          25,875          1.14%

John Dibble(2),(5)                    42,131        4.19%           42,131          2.10%          42,131          1.85%

James Messing(2),(6)                  43,894        4.40%           43,894          2.19%          43,894          1.94%


Officers and Directors               816,470       68.84%          816,470         37.35%         816,470         33.31%
as a Group (5 persons)

                                       -28-


---------------------------------

(1) Excludes (i) up to 126,500 shares of Common Stock issuable upon exercise of the Representative's Warrants to be issued in conjunction with this offering; (ii) 58,252 shares of Common Stock issuable upon the exercise of currently outstanding common stock purchase warrants; (iii) 180,000 shares of Common Stock issuable upon the exercise of currently outstanding stock options; and (iv) 450,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plans. See "Market for Common Equity and Related Stockholder Matters--Common Stock Outstanding or Reserved for Issuance," "Underwriting--Representative's Warrants," and "Executive Compensation--Option Plans."
(2) The address for the officers and directors of the Company is 7 Flower Field, M100, St. James, NY 11780
(3) Includes options to purchase 75,000 shares of the Company's Common Stock which are exerciseable at $7.00 per share, and options to purchase 15,000 shares of the Company's Common Stock which are exerciseable at $2.60 per share.
(4) Includes options to purchase 75,000 shares of the Company's Common Stock which are exerciseable at $7.00 per share, and options to purchase 15,000 shares of the Company's Common Stock which are exerciseable at $2.60 per share.
(5) Includes warrants to purchase 9,431 shares of the Company's Common Stock which are immediately exerciseable at $4.00 per share.
(6) Includes shares of the Company's Common Stock owned of record by Mr. Messing's wife. Mr. Messing may be deemed to be the beneficial owner of the shares held by his wife.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Prior to this offering, there has been no public market for the Common Stock and there can be no assurance that any market will develop or, if a market should develop, that it will continue. Subsequent to completion of this offering, it is anticipated that the Common Stock will be listed on the National Association of Securities Dealers, Inc.'s Small Cap Market.

Common Stock Outstanding or Reserved for Issuance.

     As of the date of this Prospectus, the Company has 996,498 shares of Common Stock outstanding. The number of holders of record of the Company's Common Stock is 51.

     The Company has reserved 300,000 shares of Common Stock for issuance upon exercise of options which may be granted pursuant to the Company's Qualified Stock Option Plan, 150,000 shares of Common Stock for issuance upon exercise of options which may be granted pursuant to the Company's Non-Qualified Stock Option Plan, 58,252 shares of Common Stock for issuance upon exercise of the remaining outstanding Warrants, 180,000 shares of Common Stock for issuance upon exercise of outstanding stock options, and 126,500 shares of Common Stock for issuance to the Representative upon exercise of the Representative's Warrants being issued in connection with this offering. See "Shares Eligible for Future Sale," below.

Shares Eligible for Future Sale

     After completion of this offering but without giving effect to the exercise of the Representative's Warrants or the issuance of any shares of Common Stock reserved for issuance under the Company's Stock Option Plans or pursuant to the exercise of any of the 58,252 currently outstanding Warrants or any of the 180,000 currently outstanding stock options, the Company will have 1,996,498 shares of Common Stock outstanding if the Minimum Offering is sold and 2,261,498 shares of Common Stock outstanding if the Maximum Offering is sold. Of these, the 1,000,000 shares sold in the Minimum Offering or 1,265,000 shares sold in the Maximum Offering will be freely tradable (except by affiliates of the Company) without restriction or further registration under the Securities Act. The balance will be "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act. An aggregate of approximately 788,000 of the restricted securities (which are held by approximately eighteen (18) beneficial owners) are currently eligible for resale pursuant to Rule 144 and will be freely tradable in the public market (except by affiliates of the Company). However, the Representative has recommended that holders of as many shares as possible of the 788,000 shares of Common Stock eligible for resale under Rule 144 enter into an agreement with the Representative under which they will agree not to sell any of the restricted securities which they hold for a two-year period following the date of this Prospectus, without the consent of the Representative (the "Lock-Up"). The remaining 208,498 shares of Common Stock are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act and may only be sold in the public market pursuant to an effective registration statement or in accordance with Rule 144. All of the Company's officers and directors have entered into the Lock-Up agreement referenced above. Accordingly, 627,039 shares of the 788,000 that are currently eligible for resale pursuant to Rule 144 are subject to the Lock-Up. The Representative has no general policy, plans, arrangements, understandings, or commitments with respect to the early release of the Lock-Up; however, investors are cautioned that the Representative in its sole discretion, and without notice to the public, may elect to release all or part of the shares subject to the Lock-Up prior to the expiration of the Lock-Up period. The early releases of the Lock-Up and subsequent sale of those shares could have a depressive effect upon the trading price of the Common Stock. Following the expiration of the Lock-Up, all of the shares that are the subject of the Lock-Up will be eligible for resale pursuant to Rule 144 promulgated pursuant to the Securities Act, subject in some cases to compliance with certain volume limitations imposed pursuant to Rule 144 and to applicable state securities laws.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned his or her shares for at least two years, including affiliates of the Company, would be entitled to sell within any three-month period a number of shares equal to the greater of 1% of the then outstanding shares of Common Stock of the Company (approximately 22,614 if the Maximum Offering is sold or 20,964 if the Minimum Offering is sold) or the average weekly trading volume of the Company's Common Stock during the four calendar weeks preceding the filing of the required notice of such sale. Sales under Rule 144 are also subject to certain waiver of sale restrictions, notice requirements, and the availability of current public information about the Company. Sales of substantial numbers of shares of Common Stock pursuant to a registration statement, Rule 144, or otherwise could adversely affect the market price of the Common Stock, should such a market develop.

     The Company has reserved 450,000 shares of Common Stock for issuance upon exercise of options which may be granted pursuant to the Company's Stock Option Plans, 58,252 shares of Common Stock for issuance upon exercise of the currently outstanding Warrants, 180,000 shares of Common Stock for issuance upon exercise of currently outstanding stock options, and 126,500 shares of Common Stock for issuance to the Representative upon exercise of the Representative's Warrants. The Warrants are exercisable at $4.00 per share of Common Stock until December 31, 1997. Neither the Warrants nor the shares of Common Stock underlying the Warrants are being registered pursuant to the Registration Statement of which this Prospectus is a part. The Representative's Warrants are exercisable at $6.00 per share of Common Stock for a period of four years commencing one year from the date of this Prospectus. The Representative's Warrants carry certain registration rights. The exercise prices of the Warrants and the Representative's Warrants are subject to adjustment under certain circumstances. If the holders of the Representative's Warrants exercise their warrants and their registration rights relating to the underlying Common Stock, they will own registered shares which will be freely transferable and tradable without restriction or further registration under the Securities Act. See "Underwriting."

                            DESCRIPTION OF SECURITIES

Common Stock

     The Company's authorized capital consists of 10,000,000 shares of Common Stock, par value $0.001 per share.

     Holders of Common Stock are entitled to one vote for each whole share on all matters to be voted upon by shareholders, including the election of directors. Holders of Common Stock do not have cumulative voting rights in the election of directors. All shares of Common Stock are equal to each other with respect to liquidation and dividend rights. Holders of Common Stock are entitled to receive dividends if and when declared by the Company's Board of Directors out of funds legally available therefor under Nevada law. In the event of the liquidation of the Company, all assets available for distribution to the holders of the Common Stock are distributable among them according to their respective holdings. Holders of Common Stock have no preemptive rights to purchase any additional, unissued shares of Common Stock. All of the outstanding shares of Common Stock of the Company are, and those to be issued pursuant to this offering will be, fully paid and nonassessable.

Preferred Stock

     The Company is authorized to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by shareholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions.

     No shares of preferred stock will be outstanding as of the closing of this offering, and the Company has no present plans for the issuance thereof. The issuance of any such preferred stock could adversely affect the rights of the holders of the Common Stock and therefore, reduce the value of the Common Stock.

Common Stock Purchase Warrants

     The Company currently has outstanding 58,252 Common Stock Purchase Warrants which were issued in connection with a prior offering of the Company's securities. Each Warrant entitles the holder thereof to purchase one share of the Company's Common Stock for $4.00 per share. The Warrants are exercisable until December 31, 1997. The Warrants are not redeemable. The exercise price of and the number of shares of Common Stock to be obtained upon exercise of the Warrants are subject to adjustment in certain circumstances including (i) the payment of a stock dividend; (ii) a forward or reverse stock split; (iii) a consolidation or combination involving the Common Stock; and (iv) a reclassification or recapitalization involving the Common Stock.

     Neither the Warrants nor the shares of Common Stock issuable upon exercise of the Warrants are being registered pursuant to the Registration Statement of which this Prospectus is a part.

Transfer Agent

     Corporate Stock Transfer, Inc., 370 - 17th Street, Suite 2350, Denver, Colorado 80202 has been retained to serve as the transfer agent and registrar for the Company's Common Stock.

Reports to Shareholders

     The Company intends to furnish annual reports to shareholders which include audited financial statements reported on by its independent accountants. The Company will comply with the periodic reporting requirements imposed by the Securities Exchange Act of 1934.

                                  UNDERWRITING

     The Company has entered into an Underwriting Agreement with Andrew Garrett, Inc. Under the terms of the Underwriting Agreement, the Company has employed the Underwriters as its exclusive agents to sell up to 1,265,000 shares of Common Stock at an offering price of $5.00 per share on a "best efforts" basis. A minimum of 1,000,000 shares of Common Stock must be sold by the Underwriters in order to break escrow and close this offering. Therefore, if 1,000,000 shares of Common Stock are not sold within 45 days from the date of this Prospectus (unless extended for additional periods not to exceed 45 days by mutual agreement between the Company and the Underwriters), all monies received will be refunded without any deduction for commissions or expenses, and without any interest thereon. All proceeds from the sale of the 1,000,000 shares of Common Stock will be promptly transmitted to an escrow account at European American Bank, a New York banking corporation, (the "Escrow Agent") entitled "Patcomm Corporation Escrow Account." Until such time as the funds have been released from escrow and certificates for the shares of Common Stock delivered to the purchasers thereof, such purchasers, if any, will be deemed subscribers and not shareholders.

     The Underwriters intend to offer a portion of the shares offered hereby through selected licensed security dealers who are members of the National Association of Securities Dealers, Inc. ("NASD"), and allocate to such dealers such portions of the commission and the Representative's Warrants as the Representative may determine. The Underwriters intend to enter into written dealer agreements with such other securities dealers regarding this offering as they deem appropriate.

     The Underwriters are to receive a sales commission of ten percent ($0.50 per share sold). In addition, upon the sale of at least 1,000,000 shares offered hereby, the Company has agreed to pay to the Representative a non-accountable expense allowance of 3% of the gross proceeds of the offering ($150,000 or $189,500 if the Maximum Offering is sold), of which none has been paid. Any other expenses of the Representative which exceed the non-accountable expense allowance will be borne by the Representative. To the extent that the expenses of the Representative are less than the non-accountable expense allowance, the excess may be deemed to be additional compensation to the Representative. The Company has agreed to pay the expenses connected with qualifying the shares for sale in various states that the Representative may designate.

     The Representative has required officers and directors of the Company, who hold, in the aggregate, 627,039 shares of Common Stock, to agree not to sell or otherwise dispose of any of their shares for a period of up to two years after the date of this Prospectus without the prior written consent of the Representative. Such agreements will be enforceable only by the parties thereto and not by other shareholders and may be amended or rescinded, in whole or in part, at any time.

     The Underwriting Agreement contains covenants of indemnity among the Underwriters and the Company against certain civil liabilities, including liabilities under the Securities Act.

Representative's Warrants

     The Company has agreed to sell to the Representative, at the closing of this offering and for a purchase price of $0.001 per warrant, warrants (the "Representative's Warrants") to purchase one share of Common Stock for each 10 shares sold in the offering. For a period of one year following the date of this Prospectus, the Representative's Warrants are restricted from sale, transfer, assignment, or hypothecation, except to the Underwriters and persons who are officers or partners of the Underwriters. In addition, neither the Representative's Warrants nor the underlying shares of Common Stock may be sold without registration or an exemption from the registration provisions of the Securities Act. The Representative's Warrants are exercisable at a price of 120% of the public offering price (i.e., $6.00 per share, assuming a price of $5.00 per share in this offering) for a period of four years beginning one year from the date of this Prospectus. The exercise period may not be extended. The exercise price of the Representative's Warrants and the number of shares of Common Stock underlying said Representative's Warrants are subject to adjustment under certain circumstances to prevent dilution to the holders in the event of stock dividends, stock splits, or stock combinations or upon a sale of assets, merger, or consolidation.

     The Representative and persons to whom the Representative may transfer the Representative's Warrants have the right to join in any registration statement or offering filed by the Company under the Securities Act to register the Representative's Warrants and underlying securities for a period of four years commencing one year from the date of this Prospectus. In addition, for a period of four years commencing one year from the date of this Prospectus, the Company has agreed, upon request of the holders of not less than 50% of the Representative's Warrants or underlying securities, to file, not more than once, a registration statement under the Securities Act registering or qualifying the Representative's Warrants and/or the underlying shares of Common Stock at the Company's expense. All expenses of such registration or qualification (except for selling commissions and expenses and fees and expenses of counsel for the selling security holders) including, but not limited to, legal, accounting, state and federal filing fees, and the cost of printing prospectuses, will be borne by the Company, which will be a substantial cost to the Company.

     Both  the  Representative's  Warrants  and  any  profits  realized  by  the
Representative on the sale of the shares of Common Stock underlying the Representative's Warrants may be considered additional underwriting compensation.

Pricing of the Offering

     Prior to this offering, there has been no public market for the securities of the Company and there can be no assurance that a market will develop following the offering. The initial public offering price of the Common Stock has been determined by negotiation between the Representative and the Company and does not reflect an evaluation of the Company's securities by any statistical valuation method. Among the factors considered in determining the initial public offering price and the number of shares offered were the history of, and the prospects for the Company, assessment of the Company's management, its past and present operations, its past and present earnings and the prospects for future earnings of the Company, the general condition of the securities markets at the time of the offering, and other factors deemed relevant. Accordingly, the offering price set forth on the cover page of this Prospectus should not be considered an indication of the actual value of the Company or the securities. The price bears no relation to the Company's assets, book value, earnings, or net worth or any other generally accepted criterion of value. No assurance can be given that any purchaser of Common Stock will be able to sell any of his or her Common Stock, in any public market or otherwise, or at any particular price.

Recently Organized Representative

     The underwriting of this offering is being managed by the Representative, Andrew Garrett, Inc. This offering constitutes the first public offering of securities managed by the Representative. The Representative's limited experience could adversely impact the development and maintenance of a trading market in the securities offered hereby.

                                   LITIGATION

     The Company is not aware of any material pending litigation to which the Company is or may be a party, nor is it aware of any pending or contemplated proceedings against it by governmental authorities. The Company knows of no legal proceedings pending or threatened, or judgments entered against, any director or officer of the Company, or legal proceeding to which any director, officer, or security holder of the Company is a party adverse to, or has a material interest adverse to, the Company.

                                  LEGAL MATTERS

     The validity of the Common Stock offered hereby and certain other legal matters in connection herewith will be passed upon for the Company by Schlueter & Associates, P.C., Denver, Colorado. Certain legal matters in connection with the offering will be passed upon for the Underwriters by John E. Lawlor, Esq., Attorney at Law, Mineola, New York.

                                     EXPERTS

     The financial statements of the Company at December 31, 1995 and for the periods ended December 31, 1994 and 1995 included in this Prospectus have been audited by Winter, Sheifley, and Associates, P.C., as indicated in their report with respect thereto, and are included herein in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information, copies of the Registration Statement may be obtained upon payment of prescribed fees or examined without charge at the Commission's principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     After consummation of this offering, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in connection therewith, will file reports, proxy and information statements, and other information with the Commission. Such materials filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials also can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

                         STATEMENT AS TO INDEMNIFICATION

     The Articles of Incorporation of the Company contain provisions whereby the Company shall, to the maximum extent permitted by Nevada law, indemnify its officers and directors, former officers and directors, or persons who act or acted at the Company's request as a director or officer of a company of which the Company is or was a shareholder or creditor, and their heirs and legal representatives.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable.

                         REPORT OF INDEPENDENT AUDITORS





Shareholders and Board of Directors
Patcomm Corporation

We have audited the accompanying balance sheet of Patcomm Corporation (a development stage Company) as of December 31, 1995, and the related statements of operations, stockholders' equity, and cash flows for each of the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Patcomm Corporation (a development stage Company) as of December 31, 1995, and the results of its operations, and its cash flows for each of the two years then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the financial statements, substantial doubt exists about the Company's continued existence should it be unable to complete its proposed financing and market its products. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                         Winter, Scheifley & Associates, P.C.
                                          Certified Public Accountants

Englewood, Colorado
April 16, 1996
(Except for Note 10, for which
 the date is December 31, 1996)

                              Patcomm Corporation
                         (A Development Stage Company)
                                 Balance Sheet
                               December 31, 1995




                                     ASSETS
                                     ------
Current assets:
   Cash                                                     $  1,363
   Inventory                                                  43,944
                                                            --------
     Total current assets                                     45,307

Property and equipment, at cost, net of
 accumulated depreciation of $45,681                          43,875

Other assets                                                   1,659
                                                            --------
                                                            $ 90,841
                                                            ========


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Current liabilities:
   Current portion of capital lease obligations             $  1,335
   Current portion of loans payable to stockholders           71,800
   Accounts payable                                           16,303
   Accrued expenses                                           17,256
                                                            --------
      Total current liabilities                              106,694

Capital lease obligations                                      2,363

Commitments

Royalty interests                                            370,000

Stockholders' equity:
Preferred stock, $.01 par value,
    10,000,000 shares authorized,
    no shares issued and outstanding
Common Stock, $.001 par value,
    10,000,000 shares authorized,
    649,750 shares issued and outanding                          650
Additional paid-in capital                                   308,113
Deficit accumulated during the development shage            (696,979)
                                                            --------
                                                            (388,216)
                                                            ---------
                                                            $ 90,841
                                                            ========



                 See accompanying notes to financial statements.

                                                Patcomm Corporation
                                           (A Development Stage Company)
                                              Statement of Operations
                                  For The Years Ended December 31, 1995 and 1994
                                and Inception (March 12, 1992) to December 31, 1995

                                                   Year Ended            Year Ended             Inception to
                                                  December 31,          December 31,            December 31,
                                                      1995                  1994                    1995
                                                      ----                  ----                    ----

Sales                                              $  15,975              $  22,596              $  43,111
Cost of sales                                         38,843                 18,579                 64,805
                                                   ---------              ---------              ---------
Gross profit                                         (22,868)                 4,017                (21,694)

Other costs and expenses:
  General and administrative                         164,927                146,088                337,057
  Research and development                            27,268                 85,835                344,825
                                                   ---------              ---------              ---------
                                                     192,195                231,923                681,882
                                                   ---------              ---------              ---------
Income (loss) from operations                       (215,063)              (227,906)              (703,576)

Other income and (expense):
  Interest income                                         14                    410                  7,428
  Interest expense                                      (831)                  --                     (831)
                                                   ---------              ---------              ---------
                                                        (817)                   410                  6,597
                                                   ---------              ---------              ---------

Net income (loss)                                  $(215,880)             $(227,496)             $(696,979)
                                                   ---------              ---------              ---------


Earnings (loss) per share:
  Net income (loss)                                ($   0.34)             ($   0.36)             ($   1.15)
                                                   ---------              ---------              ---------

Weighted average shares outstanding                  637,250                628,667                605,417
                                                   ---------              ---------              ---------





                 See accompanying notes to financial statements


                                        Patcomm Corporation
                                    (A Development Stage Company)
                              Statement of Changes in Stockholders' Equity
                             Inception (March 12, 1992) to December 31, 1995

                                                                                 Deficit
                                                                                Accumulated
                                                Common Stock       Additional   During the
                                          -----------------------    Paid-in    Development
                                           Shares      Amount       Capital        Stage         Total
                                           ------      ------       -------     ------------     -----
Shares issued for equipment at $.11
  per share March, 1992                    550,000    $     550    $ 60,345      $   --       $  60,895
Shares issued for services at $.11
  per share March, 1992                     53,000           53        5,815         --           5,868
Net (loss) for the year                       --           --           --        (44,631)      (44,631)
                                         ---------    ---------    ---------     ---------     ---------
Balance, December 31, 1992                 603,000          603       66,160      (44,631)      (22,132)

Net (loss) for the year                       --           --           --       (208,972)     (208,972)
                                         ---------    ---------    ---------     ---------     ---------
Balance, December 31, 1993                 603,000          603       66,160     (253,603)     (186,840)

Shares issued for cash at $5.00
 per share March, 1994                      28,000           28      139,972         --         140,000
Officer's capital contribution                --           --         10,000         --          10,000

Net loss for the year                         --           --           --       (227,496)     (227,496)
                                         ---------    ---------    ---------     ---------     ---------
Balance, December 31, 1994                 631,000          631      216,132     (481,099)     (264,336)

Exercise of warrants at $4.00
 per share September
 to December, 1995                          18,750           19       74,981         --          75,000
Officer's salary contributed to capital       --           --         17,000         --          17,000

Net loss for the year                         --           --           --       (215,880)     (215,880)
                                        ---------    ---------    ---------     ---------     ---------

Balance, December 31, 1995                 649,750    $     650    $ 308,113    $(696,979)    $(388,216)
                                         ---------    ---------    ---------     ---------     ---------



                                    See accompanying notes to financial statements



                                                Patcomm Corporation
                                           (A Development Stage Company)
                                             Statements of Cash FLlows
                                      Years Ended December 31, 1995 and 1994
                                and Inception (March 12, 1992) to December 31, 1995

                                                         Year Ended            Year Ended           Inception to
                                                        December 31,          December 31,          December 31,
                                                            1995                  1994                  1995
                                                            ----                  ----                  ----

Net income (loss)                                        $(215,880)             $(227,496)           $(696,979)
  Adjustments to reconcile net income
  (loss) to net cash provided by operating
  activities:
  Depreciation and amortization                             13,984                 12,919               48,592
  Officer's contribution of salary to capital               17,000                   --                 17,000
  Stock issued for services                                   --                     --                  5,868
Changes in assets and liabilities:
  (Increase) decrease in inventory                         (11,387)               (26,057)             (43,944)
  (Increase) decrease in other assets                         --                      (80)              (2,544)
   Increase (decrease) in accounts payable
        and accrued expenses                                 9,228                 23,631               33,559
                                                         ---------              ---------            ---------
        Total adjustments                                   28,825                 10,413               58,531
                                                         ---------              ---------            ---------
Net cash provided by (used in) operating
  activities                                              (187,055)              (217,083)           (638,448)
                                                         ---------              ---------           ---------

Cash flows from investing activities:
  Acquisition of plant and equipment                        (4,867                 (9,221)            (25,996)
                                                         ---------              ---------           ---------
Net cash provided by (used in) investing
  activities                                                (4,867                 (9,221)            (25,996)
                                                         ---------              ---------           ---------

Cash flows from financing activities:
  Officer's capital contribution                              --                   10,000              10,000
  Common stock issued for cash                              75,000                140,000             225,000
  Issuance of royalty interests and
     warrants for cash                                        --                     --               370,000
  Repayment of capital leases                                 --                     --                  (993)
  Increase in stockholder loans                             71,800                   --                61,800
                                                         ---------              ---------           ---------
Net cash provided by (used in) financing
  activities                                               146,800                150,000             665,807
                                                         ---------              ---------           ---------

Increase (decrease) in cash                                (45,122)               (76,304)              1,363
Cash and cash equivalents,
  beginning of period                                       46,485                122,789                 --
                                                         ---------              ---------           ---------
Cash and cash equivalents,
  end of period                                          $   1,363              $  46,485          $    1,363
                                                         =========              =========           =========

Supplemental cash flow information:
  Cash paid for interest                                 $     831              $    --            $      831
  Cash paid for income taxes                             $    --                $    --                   --

Non-cash investing and financing activities:
  Acquisition of equipment with capital leases           $   2,026              $    --            $    4,691
  Acquisition of equipment with common stock             $    --                $    --            $   60,895








See accompanying notes to financial statements
                                                                                                              F-5

                               Patcomm Corporation
                          (A Development Stage Company)
                          Notes to Financial Statements
                                December 31, 1995

Note 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Patcomm Corporation, formerly Patriot Communications Technology, Inc. (the "Company"), was organized under the laws of the State of Nevada on March 12, 1992. The Company is engaged in the development and marketing of a new line of products for the amateur radio communications market, incorporating a new architecture by which many traditional hardware functions are replaced by software. To date, the Company has not realized significant sales from planned principal operations and is considered a development stage company as defined by generally accepted accounting principles.

Estimates:
Management of the Company uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that management uses.

Inventories:
Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. Inventory consists of work in process ($10,458) and raw materials ($33,486).

Fixed assets:
The company depreciates its office equipment utilizing the straight line method over periods of five to seven years.

Net loss per share:
The net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding for the period. Common stock equivalents are excluded from the computation as their effect would be anti-dilutive.

Cash and cash equivalents:
Cash and cash equivalents consist of cash and other highly liquid debt instruments with original maturities of less than three months.

Revenue recognition: The company recognizes revenue from the sale of its products upon shipment.

Research and development costs: Research and development costs are charged to expense as incurred.

                               Patcomm Corporation
                          (A Development Stage Company)
                          Notes to Financial Statements
                                December 31, 1995
                                   (Continued)

Financial instruments: The Company's short term financial instruments consist of cash and cash equivalents, accounts and loans payable. The carrying amounts of such financial instruments approximate fair market value because of the short term maturities of these instruments.

Note 2. FIXED ASSETS

Fixed assets consist of the following at December 31, 1995:

                  Equipment and furniture             $ 89,556
                  Accumulated depreciation             (45,681)
                                                      --------
                                                      $ 43,874
                                                      ========

Depreciation charged to operations was $13,984 and $12,919 during 1995 and 1994.

Note 3. STOCKHOLDER LOANS

The Company has received short-term financing from various stockholders aggregating $71,800 as of December 31, 1995. These loans are unsecured, bear interest at 10% per annum and are due during June, 1996 except for one loan in the amount of $10,000, which was forgiven by the note holder in connection with his exercise of stock purchase warrants subsequent to December 31, 1995.

Note 4. STOCKHOLDERS EQUITY

Common stock:

At inception, the Company issued 550,000 shares of its common stock to two of its officers and directors in exchange for equipment having a fair value of $60,895.

During October, 1992 the Company issued 53,000 shares of its common stock for services valued at $5,868.

During March, 1994 the Company issued 28,000 shares of its common stock for cash aggregating $140,000. Additionally during the year ended December 31, 1994 the Company received a $10,000 cash capital contribution from an officer.

During the period from September to December 1995, the Company issued 18,750 shares of its common stock for cash aggregating $75,000 pursuant to the exercise of stock purchase warrants issued in connection with the royalty interests described in Note 6.

                               Patcomm Corporation
                          (A Development Stage Company)
                          Notes to Financial Statements
                                December 31, 1995
                                   (Continued)

Also during 1995 the Company agreed to convert $17,000 of salary accrued to the benefit of an of officer to additional paid in capital.

During the periods covered by these financial statements the Company issued shares of common stock without registration under the Securities Act of 1933. Although the Company believes that the sales did not involve a public offering of its securities and that the Company did comply with the "safe harbor" exemptions from registration under section 4(2), it could be liable for rescission of the sales if such exemptions were found not to apply. The Company has not received a request for rescission of shares nor does it believe that it is probable that its shareholders would pursue rescission nor prevail if such action were undertaken.

Note 5. ROYALTY lNTERESTS

During September, 1992 through December, 1992, the Company sold 37 units of its securities pursuant to a private placement at $ 10,000 per unit for total proceeds of $370,000. Each unit consists of one convertible royalty interest and warrants to purchase 3,750 shares of $.001 par value common stock of the Company. Each royalty interest entitles the holder to receive payments equal to 0.1% per annum of the Company's gross revenues from sales. Each royalty interest shall automatically convert into 5,000 shares of common stock, subject to adjustment in certain events upon the earlier of (i) such time as cumulative royalty payments have been paid on the royalty interest in an amount equal to 150% of the initial investment; or (ii) the closing on a public offering of common stock with gross proceeds of $5,000,000 or more. In addition, each royalty interest is convertible, at any time at the option of the holder thereof, into 5,000 shares of common stock, subject to adjustment in certain events.

Each Warrant has entitled the holder to purchase one share of common stock at $4.00 per share, subject to adjustment in certain events, at any time prior to December 31, 1995. Effective December 31, 1995 the Board of Directors extended the exercise period for these warrants to December 31, 1997. The Warrants may be redeemed by the Company at $.01 per Warrant, upon 30 days prior written notice. As of December 31, 1995, 18,750 warrants had been exercised for total proceeds of $75,000.

                               Patcomm Corporation
                          (A Development Stage Company)
                          Notes to Financial Statements
                                December 31, 1995
                                   (Continued)

Note 6. INCOME TAXES

The Company has adopted Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes. Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classifications of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current  or  non-current  depending  on  the  periods  in  which  the  temporary differences are expected to reverse. The deferred tax asset related to the operating loss carryforward has been fully reserved. The increase in the deferred tax asset account for the year ended December 31, 1995 was approximately $73,400.

The Company currently has operating loss carryforwards aggregating approximately $690,000 which expire as follows: 2007 $44,000, 2008 $209,000, 2009 $227,000, and 2010 $210,000.

Note 7. CAPlTAL LEASES

The Company leases certain office equipment under capital leases expiring in December, 1997 and March, 1999. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are amortized over a 7 year period. Amortization of assets under capital leases is included in depreciation expense.


Following is a summary of property held under capital leases:

                  Office equipment                      $4,691
                  Accumulated amortization                 905
                                                        ------
                                                        $3,786
                                                        ======


Minimum future lease payments under capital leases as of December 31, 1995 are as follows:

                 1996                                   $1,944
                 1997                                    1,944
                 1998                                      720
                 1999                                      180
                                                       -------
                                                         4,788
Amount representing interest                            (1,090)
                                                        ------
Present value of minimum lease payments                  3,698
Current portion                                         (1,335)
                                                        ------
                                                        $2,363
                                                        ======

Interest rates on capitalized leases approximate 20% per annum.

                               Patcomm Corporation
                          (A Development Stage Company)
                          Notes to Financial Statements
                                December 31, 1995
                                   (Continued)

Note 8. OPERATING LEASE

The Company leases its facility under an agreement expiring during August, 1996 which provides for monthly rent payments of $1,628. Rent expense was $21,014 and $22,412 for the years ended December 31, 1994 and 1995.

Minimum future rental payments under non-cancelable operating leases are as follows:

Year ended December 31, 1996: $13,000

Note 9. BASIS OF PRESENTATION

The accompanying financial statements have been prepared on a "going concern" basis which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business.

The Company has incurred an operating losses during the years ended December 31,, 1994 and 1995 aggregating $195,880 and $247,496 and since inception of $696,910 and has negative working capital of $51,388 at December 31, 1995.

During the periods presented the Company has not generated positive cash flow from operations and there can be no assurance that the trend will not continue. Profitable operations are dependent upon, among other factors, the Company's ability to obtain equity or debt financing and its ability to successfully market its products.

The Company is unable to project a level of revenue which would allow a reversal of its history of operating losses in the near future. In this regard the Company has undertaken the raising of additional equity capital. In addition, the Company is seeking to expand its customer base and attempting to lower its operating expenses.

Note 10 SUBSEQUENT EVENTS

During the period from January to June 1996 the Company issued 100,000 shares of its $.001 par value common stock in exchange for cash aggregating $300,000 pursuant to a private placement.

During June 1996 the Company decided to reduce the exercise price of its outstanding warrants to $2.60 per share of common stock temporarily for a period of 30 days (unless extended by the Company's directors) pursuant to a private offering to the holders of the warrants. In connection with this offering, certain officers of the Company agreed that any person who previously exercised their warrants at $4.00 per share would receive additional shares directly from those owned by the officers so that their effective exercise price would be reduced to $2.60 per share.

                               Patcomm Corporation
                          (A Development Stage Company)
                          Notes to Financial Statements
                                December 31, 1995
                                   (Continued)

In addition, these officers agreed that any person who previously purchased shares at $5.00 per share would receive additional shares from those owned by the officers so that their effective purchase price would be reduced to $3.00 per share. The officers transferred an aggregate of 24,917 shares in connection with the above.

The Company also solicited the holders of royalty interests described in Note 5 to convert their royalty interests into common stock. Through September 1996, the full amount of royalty interests ($370,000) were converted into 180,000 shares of common stock.

During September 1996, the Company granted stock options to certain of its officers to acquire 30,000 shares of common stock exercisable at $2.60 per share. In addition, effective December 31, 1996, the Company granted these officers options to purchase 150,000 shares of common stock exercisable at $7.00 per share.

During September 1996, the Company entered into an employment agreement with one of its officers which provides for an annual salary of $70,000 in 1996 and $80,000 for 1997 and 1998. The agreement also provides for bonus payments of 3% of net profits up to $1,500,000 and 1% of net profits above that amount during the term of the agreement.

During September 1996, the Company adopted an incentive stock option plan which provides for the granting of options to purchase up to 300,000 shares of common stock by eligible employees. In addition the Company adopted a non-qualified stock option plan which provides for the granting of options to purchase up to 150,000 shares of common stock by eligible employees

At December 31, 1996, the Company intends to file a registration statement on Form SB-2 with the Securities and Exchange Commission whereby it will attempt to register 1,265,000 shares of common stock for sale to the public at a proposed offering price of $5.00 per share.

                               Patcomm Corporation
                          (A Development Stage Company)
                                  Balance Sheet
                               September 30, 1996
                                   (Unaudited)

                                     Assets
                                     ------


Current Assets:
  Cash                                                           $   166,070
  Inventory                                                           32,557
                                                                 -----------
        Total current assets                                         198,627

Property and Equipment, net                                           50,908

Other Assets:
  Intangible assets, net                                               1,659
                                                                 -----------
                                                                 $   251,194
                                                                 ===========

                      Liabilities and Stockholders' Equity
                      ------------------------------------
Current Liabilities:
  Accounts payable                                               $     1,940
  Accrued expenses                                                       500
  Current portion of capital lease obligation                          1,532
  Current portion of loans payable - shareholders                     56,800
                                                                 -----------
         Total current liabilities                                    60,772

Capital lease obligations                                              1,488

Commitments

Stockhoilders' equity:
  Preferred stock, $.01 par value, 10,000,000
     shares authorized, no shares outstanding                           --
  Common stock, $.001 par value, 10,000,000
    shares authorized, 996,498 shares issued and outstanding             996
  Paid in capital                                                  1,148,311
  Common stock subscriptions                                          37,078
  Deficit accumulated furing the development stage                  (997,451)
                                                                 -----------
                                                                     188,934
Total liabilities and stockholders' equity                       $   251,194
                                                                 ===========


              See notes to unaudited condensed financial statements

                               Patcomm Corporation
                          (A Development Stage Company)
                            Statements of Operations
              For the Nine Months ended September 30, 1996 and 1995
      and the Period from Inception (March 12, 1992) to September 30, 1996
                                   (Unaudited)

                                                                                              Inception to
                                                                                             September 30,
                                                            1996              1995              1996
                                                            ----              ----              ----
Revenues:
  Net Sales                                            $    20,821        $     8,321        $    63,932

Cost of sales                                               94,360             21,082            159,165
                                                       -----------        -----------        -----------
Gross profit                                               (73,539)           (12,761)           (95,233)

Research and development                                     5,886              6,832            350,711
Selling, general and administrative expenses               220,422             86,988            557,476
                                                       -----------        -----------        -----------

(Loss) from operations                                    (299,847)          (106,581)        (1,003,423)

Other income and (expense):
  Interest income                                             --                 --                7,428
  Interest expense                                            (625)              --               (1,456)
                                                       -----------        -----------        -----------

Net (loss)                                             $  (300,472)       $  (106,581)       $  (997,451)
                                                       ===========        ===========        ===========

Net (loss) per share                                   $      (.35)       $      (.17)       $     (1.34)
                                                       ===========        ===========        ===========

Weighted average shares                                $   850,388        $   633,083        $ (  742,402)
                                                       ===========        ===========        ===========





                                    See notes to unaudited financial statements


                                                Patcomm Corporation
                                           (A Development Stage Company)
                                         Statement of Stockholders' Equity
                             for the Period from January 1, 1996 to September 30, 1996
                                                    (Unaudited)


                                                                                            Deficit
                                                                                           Accumulated
                                                                                           During the       Common
                                                      Common Stock             Paid in     Development      Stock
                                               -------------------------        Capital        Stage      Subscriptions      Total
                                                Shares         Amount
                                                ------         ------

Balance January 1, 1996                           649,750     $      650     $  308,113    $ (696,979)    $ (388,216)
Shares issued pursuant to a
  private placement at $3.00
  per share (January to September
                                                                    1996        100,000           100        299,900        300,000
Shares issued pursuant to
  warrant conversions at
  $2.60 per share (January to
  September, 1996)                                 61,748             61        160,484       160,545
Conversion of royalty
  interests (June 1996)                           185,000            185        369,815       370,000
Common stock subscriptions                     $   37,077         37,077
Net loss for the period                          (300,472)      (300,472)
                                               ----------     ----------     ----------    ----------     ----------     ----------
Balance September 30, 1996                        996,498     $      996     $1,148,311    $ (997,451)    $   37,077     $ (188,934)
                                               ==========     ==========     ==========    ==========     ==========     ==========



                                    See notes to unaudited financial statements


                                                                            F-14


                                                Patcomm Corporation
                                           (A Development Stage Company)
                                             Statements of Cash Flows
                               For the Nine Months ended September 30, 1996 and 1995
                       and the Period from Inception (March 12, 1992) to September 30, 1996
                                                    (Unaudited)

                                                                                      Inception to
                                                                                      September 30,
                                                            1996            1995         1996
                                                            ----            ----         ----

Operating activities:                                   $  (319,929)   $  (135,086)   $  (958,377)

Investing activities:
  Acquisition of plant and equipment                         (7,308)          (373)       (33,304)
                                                        -----------    -----------    -----------
Net cash (used in) investing activities                      (7,308)          (373)       (33,304)
                                                        -----------    -----------    -----------

Financing activities:
  Officers capital contribution                                --             --           10,000
  Common stock issued for cash                              492,622         70,000        717,622
  Issuance of royalty interests and
     warrants for cash                                         --             --          370,000
  Repayment of capital leases                                  (678)          (823)        (1,671)
  Increase (decrease) in stockholder loans                     --           20,000         61,800
                                                        -----------    -----------    -----------
Net cash provided by financing activities                   491,944         89,177      1,157,751

Net increase (decrease) in cash and
  cash equivalents                                          164,707        (46,282)       166,070

Beginning cash and cash equivalents                           1,363         46,486           --
                                                        -----------    -----------    -----------
Ending cash and cash equivalents                        $   166,070    $       204    $   166,070
                                                        ===========    ===========    ===========



              See notes to unaudited condensed financial statements


                               Patcomm Corporation
                          (A Development Stage Company)
                Notes to Unaudited Condensed Financial Statements
                               September 30, 1996

Note 1. Basis of Presentation
-----------------------------

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Item 310 of Regulation S-B. They do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. The accompanying financial statements should be read in conjunction with the Company's audited financial statements for the year ended December 31, 1995 included elsewhere in this Form SB-2.

Note 2. Stockholders' Equity
----------------------------

During the period from January to June 1996 the Company issued 100,000 shares of its $.001 par value common stock in exchange for cash aggregating $300,000 pursuant to a private placement.

During June 1996 the Company decided to reduce the exercise price of its outstanding warrants to $2.60 per share of common stock temporarily for a period of 30 days (unless extended by the Company's directors) pursuant to a private offering to the holders of the warrants. In connection with this offering, certain officers of the Company agreed that any person who previously exercised their warrants at $4.00 per share would receive additional shares directly from those owned by the officers so that their effective exercise price would be reduced to $2.60 per share.

In addition, these officers agreed that any person who previously purchased shares at $5.00 per share would receive additional shares from those owned by the officers so that their effective purchase price would be reduced to $3.00 per share. The officers transferred an aggregate of 28,763 shares in connection with the above.

The Company also  solicited  the holders of royalty  interests,  as described in
Note 5 to the Company's annual financial statement included elsewhere herein, to convert their royalty interests into common stock. Through September 1996, the full amount of royalty interests ($370,000) were converted into 185,000 shares of common stock.

During September 1996, the Company granted stock options to certain of its officers to acquire 30,000 shares of common stock exercisable at $2.60 per share. In addition, effective December 31, 1996, the Company granted these officers options to purchase 150,000 shares of common stock exercisable at $7.00 per share.

During December 1996, the Company entered into employment agreements with two of the Company's officers. One of these agreements provides for an annual salary of $12,000 (for devoting up to two days per month to the Company), and the other provides for an annual salary of $88,000. Each of the agreements also provides for bonus payments of 3% of net income after tax up to $1,499,000 and 1% of net income after tax above that amount during the term of the agreement.

During September 1996, the Company adopted an incentive stock option plan which provides for the granting of options to purchase up to 300,000 shares of common stock by eligible employees. In addition the Company adopted a non-qualified stock option plan which provides for the granting of options to purchase up to 150,000 shares of common stock by others.


Note 3. Inventory
-----------------

Inventory consists principally of work in process.





                               Patcomm Corporation
                          (A Development Stage Company)

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

     In accordance with the Nevada Revised Statutes ("NRS"), the Registrant has included a provision in its Articles of Incorporation to limit the personal liability of its directors for violations of their fiduciary duty. The provision eliminates such directors' liability to the Registrant or its stockholders for monetary damages, except for (i) any breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payment of dividends or unlawful stock purchases or redemptions; or
(iv) any transaction from which a director derived an improper personal benefit.

     The Articles of Incorporation of the Registrant provide for the indemnification of every person who was or is a party or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was an officer of the Registrant or is or was serving at the request of the Registrant as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, to the fullest extent permitted by the NRS, against all expenses, liability and loss for and (including attorneys' fees, judgment, fines and amounts paid or to be paid in settlement), reasonably incurred or suffered by him in connection therewith. In addition, the Articles of Incorporation of the Registrant provide that the Registrant may purchase and maintain insurance on behalf of any person who is or was an officer, employee or agent of the Registrant for any liability asserted against such person and liability and expenses incurred by him in any such capacity or arising out of such status, whether or not the Registrant has the authority to indemnify such person.

     In general terms, NRS Section 78.751 allows indemnification of any person who was, is or is threatened to be made a party to an action, suit or proceeding against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person, provided such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. NRS Section 78.752 also permits the Registrant, under certain circumstances, to obtain insurance or make other financial arrangements to fund payments for liabilities and expenses incurred by directors, officers, employees and agents whether or not the Registrant has the authority to indemnify such person.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable.

Item 25.  Other Expenses of Issuance and Distribution.

     Estimates of fees and expenses incurred or to be incurred in connection with the issuance and distribution of securities being registered, other than underwriting commissions are as follows:

   Securities and Exchange Commission filing fee                   $    2,147
   National Association of Securities Dealers, Inc. filing fee     $    1,208
   NASDAQ Small Cap Market Listing Fee                             $   16,307
   State Securities Laws (Blue Sky) fees and expenses              $   25,000
   Representative's Non-Accountable Expense Allowance              $  189,750
   Transfer Agent's fees                                           $   10,000
   Printing and mailing costs and fees                             $   30,000
   Legal fees and costs                                            $  125,000
   Accounting fees and costs                                       $   30,000
   Miscellaneous expenses                                          $   10,000
                                                                   ----------

   TOTAL                                                           $  439,413
                                                                   ==========


Item 26.  Recent Sales of Unregistered Securities

     The Registrant has sold the following unregistered securities during the past three years.

     1. Pursuant to a Confidential Private Placement Memorandum dated April 28, 1994, the Registrant sold an aggregate of 28,000 shares of its $0.001 par value Common Stock to a total of 13 persons. These shares were sold for an aggregate of $140,000.00 in cash, or $5.00 per share.

     No underwriter, broker, or dealer, in its capacity as such, was involved in any of the above sales of the Registrant's unregistered securities, and no underwriting discounts, commissions, or brokerage fees were paid with respect to such transactions.

     The Registrant considers that the above transactions are exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, pursuant to the exemptions under Sections 4(2) and 3(b) of such Act as sales of securities not involving a public offering. Management of the Registrant has represented that the persons who paid cash for their securities in the foregoing transactions possessed material information concerning the Registrant and were in a position to obtain from the Registrant information necessary to verify such information. All such persons were offered the opportunity to obtain information from the Registrant in order to evaluate the merits and risks of the proposed investment. In addition, all such persons were informed that they were obtaining "restricted securities" as defined in Rule 144 under the Act, that such shares cannot be transferred without appropriate registration or exemption therefrom, that they must bear the economic risk of the investment for an indefinite period of time, and that the Registrant would restrict the transfer of the securities in accordance with such restrictions. In addition, each certificate representing shares purchased in the above transactions bears the standard restrictive legend.

     2. At various times between September and December 1995, the Registrant issued an aggregate of 18,750 shares of its $0.001 par value Common Stock to a total of 5 persons upon exercise of 18,750 outstanding Common Stock Purchase Warrants at an exercise price of $4.00 per share, for an aggregate of $75,000 in cash.

     No underwriter, broker, or dealer, in its capacity as such, was involved in any of the above sales of the Registrant's unregistered securities, and no underwriting discounts, commissions, or brokerage fees were paid with respect to such transactions.

     The Registrant considers that the above transactions are exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, pursuant to the exemptions under Sections 4(2) and 3(b) of such Act as sales of securities not involving a public offering. Management of the Registrant has represented that the persons who paid cash for their securities in the foregoing transactions possessed material information concerning the Registrant and were in a position to obtain from the Registrant information necessary to verify such information. All such persons were offered the opportunity to obtain information from the Registrant in order to evaluate the merits and risks of the proposed investment. In addition, all such persons were informed that they were obtaining "restricted securities" as defined in Rule 144 under the Act, that such shares cannot be transferred without appropriate registration or exemption therefrom, that they must bear the economic risk of the investment for an indefinite period of time, and that the Registrant would restrict the transfer of the securities in accordance with such restrictions. In addition, each certificate representing shares purchased in the above transactions bears the standard restrictive legend.

     3. Pursuant to a Confidential Private Placement Memorandum dated January 29, 1996, the Registrant sold an aggregate of 100,000 shares of its $0.001 par value Common Stock to a total of 14 persons. These shares were sold for an aggregate of $300,000.00 in cash, or $3.00 per share.

     The shares were offered and sold by Andrew Garrett, Inc., as Placement Agent. The Placement Agent was paid a commission equal to 10% of the purchase price of each share sold, or an aggregate of $30,000.00, and a non-accountable expense allowance equal to 3% of the purchase price of each share sold, or an aggregate of $9,000.00.

     The Registrant considers that the above transactions are exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, pursuant to the exemptions under Sections 3(b), 4(2), and 4(6) of such Act as sales of securities not involving a public offering. Management of the Registrant has represented that the persons who paid cash for their securities in the foregoing transactions possessed material information concerning the Registrant and were in a position to obtain from the Registrant information necessary to verify such information. All such persons were offered the opportunity to obtain information from the Registrant in order to evaluate the merits and risks of the proposed investment. In addition, all such persons were informed that they were obtaining "restricted securities" as defined in Rule 144 under the Act, that such shares may not be transferred without appropriate registration or exemption therefrom, that they must bear the economic risk of the investment for an indefinite period of time, and that the Registrant would restrict the transfer of the securities in accordance with such restrictions. In addition, each certificate representing shares purchased in the above transactions bears the standard restrictive legend.

     4. Pursuant to a Confidential Private Placement Memorandum dated May 25, 1996, the Registrant issued an aggregate of 246,748 shares of its $0.001 par value Common Stock to a total of 19 persons upon the exercise of outstanding Common Stock Purchase Warrants and conversion of royalty interests as described below. An aggregate of 61,748 shares were issued upon exercise of 61,748 outstanding Common Stock Purchase Warrants at an exercise price of $2.60 per share, for an aggregate of $160,545 in cash or forgiveness of debt. The remaining 185,000 shares were issued upon conversion of 37 outstanding Royalty Interests for no additional consideration. The Royalty Interests were originally sold to investors in 1992.

          No underwriter, broker, or dealer, in its capacity as such, was involved in any of the above sales of the Registrant's unregistered securities, and no underwriting discounts, commissions, or brokerage fees were paid with respect to such transactions.

          The Registrant considers that the above transactions are exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, pursuant to the exemptions under Sections 4(2), 3(b), and 4(6) of such Act as sales of securities not involving a public offering. Management of the Registrant has represented that the persons who paid cash (and forgave debt) for their securities in the foregoing transactions possessed material information concerning the Registrant and were in a position to obtain from the Registrant information necessary to verify such information. All such persons were offered the opportunity to obtain information from the Registrant in order to evaluate the merits and risks of the proposed investment. In addition, all such persons were informed that they were obtaining "restricted securities" as defined in Rule 144 under the Act, that such shares may not be transferred without appropriate registration or exemption therefrom, that they must bear the economic risk of the investment for an indefinite period of time, and that the Registrant would restrict the transfer of the securities in accordance with such restrictions. In addition, the shares which were issued upon conversion of the outstanding Royalty Interests were exchanged by the issuer with its existing security holders exclusively and no commission or other remuneration was paid or given, directly or indirectly, for soliciting such exchange. Each certificate representing shares issued in the above transactions bears the standard restrictive legend.


Item 27. Exhibits
Exhibit No.                           Description
-----------                           -----------

   1.1   Form of Underwriting Agreement with Andrew Garrett, Inc.(2)
   1.2   Form of Agreement Among Underwriters(2)
   1.3   Form of Selected Dealers Agreement(2)
   3.1 Articles of Incorporation of the Registrant, as amended(2) 3.2 Bylaws of the Registrant, as amended(2)
   4.1   Form of Common Stock Share Certificate(1)
   4.2   Form of Representative's  Warrant(2)
   5.1   Opinion of Schlueter &  Associates, P.C. (2)
  10.1 Form of Lock Up Agreement between the Representative and Officers and Directors of the Registrant and certain Affiliates(1)
  10.2   Employment Agreement between the Company and Mr. Frank Delfine(1)
  10.3   Employment Agreement between the Company and Mr. Alexander Adelson(1)
  10.4 Form of Escrow Agreement between the Company, the Underwriters, and European American Bank(2)
  23.1   Consent of Winter, Scheifley & Associates, P.C. (1)
------------------------------------
(1)   Filed herewith
(2)   To be filed by amendment

Item 28. Undertakings

     With regard to the securities of the Registrant being registered pursuant to Rule 415 under the Securities Act of 1933, the Registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

          (iii) To include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement Common Stock certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of New York, New York, on February 13, 1997.

                                    PATCOMM CORPORATION




                                    By: /s/ Alexander M. Adelson
                                        ----------------------------------------
                                    Alexander M. Adelson, Chairman of the Board


     In accordance with the requirements of the Securities Act of 1993, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       Signature                                  Title                                   Date
       ---------                                  -----                                   ----

                                                                                       February 13, 1997
/s/ Alexander Adelson                 Chairman of the Board of Directors               -----------------
--------------------------
Alexander Adelson

                                                                                       February 13 1997
/s/ Frank Delfine                     President, and a Director                        ----------------
--------------------------
Frank Delfine


                                      Director                                         ----------------
-------------------------
John Dibble


                                      Director                                         -----------------
-------------------------
Bruce Cowen

                                                                                       February 13, 1997
/s/ James Messing                     Director                                         -----------------
-------------------------
James Messing






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